UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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TIMKEN

The Timken Company

The Timken Company
North Canton, Ohio U.S.A.

John M. Timken, Jr. Chairman – Board of Directors The Timken Company 4500 Mt. Pleasant Street NW North Canton, OH 44720

March 22, 2019

Dear Fellow Timken Shareholder:

The 2019 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 10, 2019, at 10:00 a.m. local time at the corporate offices of the company in North Canton, Ohio.

This year, you are being asked to act upon five matters. Four of these matters (Proposals Nos. 1-4) have been unanimously recommended by your Board of Directors. One of these matters (Proposal No. 5) is a shareholder proposal that is not supported by your Board of Directors. Details of these matters, along with the recommendations of your Board of Directors, are contained in the accompanying Notice of 2019 Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong participation and support of our shareholders over the years and look forward to a similar vote of support at the 2019 Annual Meeting of Shareholders.

Sincerely,

John M. Timken, Jr.

Chairman – Board of Directors

Engineered Bearings | Mechanical Power Transmission Products | Industrial Services

THE TIMKEN COMPANY

North Canton, Ohio

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

The 2019 Annual Meeting of Shareholders of The Timken Company will be held on Friday, May 10, 2019, at 10:00 a.m. local time, at 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, for the following purposes:

1. Election of 11 Directors to serve for a term of one year;
2. Approval, on an advisory basis, of our named executive officer compensation;
3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019;
4. Approval of The Timken Company 2019 Equity and Incentive Compensation Plan;

5.   Consideration of a shareholder proposal asking our Board of Directors to adopt a policy, or otherwise take the steps necessary, to require that the Chair of the Board of Directors be independent, if properly presented; and

6. Consideration of such other business as may properly come before the meeting.

Shareholders of record of common shares of The Timken Company at the close of business on February 20, 2019 are the shareholders entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE 2019 ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.

Effect of Not Casting Your Vote. Under New York Stock Exchange rules, if you hold your shares in “street name” through a brokerage account, your broker will NOT be able to vote your shares for you on most of the matters being considered at the 2019 Annual Meeting of Shareholders, including the election of Directors, unless you have given instructions to your broker prior to the meeting.

Thank you for your continued support of The Timken Company.

Hansal N. Patel

Corporate Secretary

March 22, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019 Annual Meeting of Shareholders to be held on May 10, 2019: This Proxy Statement and our 2018 Annual Report to Shareholders are available on the Investors section of our website http://investors.timken.com. For directions to the 2019 Annual Meeting of Shareholders, you may call 234-262-3000.

Notice of 2019 Annual Meeting of Shareholders and Proxy Statement

Chairman’s Letter

Notice of Annual Meeting

1	Proxy Summary

8	Proxy Statement

8	Proposal No. 1: Election of Directors

9	Nominees

14	Independence Determinations

15	Related Party Transactions Approval Policy

15	Board and Committee Meetings

15	Board Leadership Structure

16	Director Compensation

18	Board Committees

18	Audit Committee

18	Compensation Committee

20	Nominating and Corporate Governance Committee

22	Risk Oversight

22	Shareholder Communications

23	Beneficial Ownership of Common Shares

26	Proposal No. 2: Shareholder Advisory Vote to Approve Our Named Executive Officer Compensation

27	Compensation Discussion and Analysis

49	Executive Compensation

60	CEO Pay Ratio

61	Proposal No. 3: Ratification of Appointment of Independent Auditor

62	Auditor

62	Audit Committee Report

63	Proposal No. 4: Approval of The Timken Company 2019 Equity and Incentive Compensation Plan

74	Proposal No. 5: Shareholder Proposal – Independent Board Chairman

76	Other Information

76	Admission to the Annual Meeting

76	Proxy Solicitation

76	How Proxies Will be Voted

77	Voting at the Meeting

77	Section 16(a) Beneficial Ownership Reporting Compliance

77	Submission of Shareholder Proposals

78	General

A-1	Appendix A

B-1	Appendix B

PROXY SUMMARY

This summary highlights certain information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting.

2019 Annual Meeting of Shareholders

Date and Time:	Friday, May 10, 2019, at 10:00 a.m. local time

Location:	The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720

Record Date:	February 20, 2019

Mail Date:	The approximate date our Proxy Statement and proxy card will be first sent or given to our shareholders is March 22, 2019.

Voting Matters and Board Voting Recommendations

Proposal	Board Recommendation	Page Reference

1. Election of 11 Directors to serve for a term of one year.	✓ FOR	8

2. Approval, on an advisory basis, of our named executive officer compensation.	✓ FOR	26

3. Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019.	✓ FOR	61

4. Approval of The Timken Company 2019 Equity and Incentive Compensation Plan.	✓ FOR	63

5. A shareholder proposal asking our Board of Directors to adopt a policy, or otherwise take the steps necessary, to require that the Chair of the Board of Directors be independent, if properly presented.	× AGAINST	74

Director Nominees

See Proposal No. 1 on page 8 of the Proxy Statement for more details on the 11 nominees for Director. The following information describes relevant information about each nominee as of March 1, 2019.

				Committee Memberships

Name and Title	Age	Director since	Independent	Audit	Compensation	Nominating & Corporate Governance	Other Public Boards

Maria A. Crowe Retired President of Manufacturing Operations, Eli Lilly and Company	59	2014	✓	✓		✓ *	–

Elizabeth A. Harrell Retired Major General, U.S. Air Force	65	2017	✓		✓	✓	–

Richard G. Kyle President and Chief Executive Officer, The Timken Company	53	2013					1

John A. Luke, Jr. Chairman, WestRock Company	70	1999	✓		✓ *	✓	1

Christopher L. Mapes Chairman, President and Chief Executive Officer, Lincoln Electric Holdings, Inc.	57	2014	✓	✓	✓		1

James F. Palmer Retired Corporate Vice President and Chief Financial Officer, Northrop Grumman Corporation	69	2015	✓	✓ *	✓		–

Ajita G. Rajendra Executive Chairman, A. O. Smith Corporation	67	2014	✓	✓	✓		2

Frank C. Sullivan Chairman and Chief Executive Officer, RPM International Inc.	58	2003	✓	✓		✓	1

John M. Timken, Jr. Chairman, Board of Directors, The Timken Company	67	1986	✓ **				–

Ward J. Timken, Jr. Chairman, Chief Executive Officer and President, TimkenSteel Corporation	51	2002					1

Jacqueline F. Woods Retired President, AT&T Ohio	71	2000	✓		✓	✓	1

 * Denotes committee chair

 ** Denotes Independent Chairman of the Board

Corporate Governance Highlights

The Timken Company is committed to strong corporate governance as evidenced by the following practices. See page 21 of the Proxy Statement for more details.

Board Independence	✓ 9 of 11 Director nominees are independent ✓Independent Chairman of the Board
Director Elections	✓ Commitment to Board refreshment and diversity – 5 new independent Directors added since 2014
✓ All standing committee members are independent
✓ Declassified Board with annual Board elections

✓ Directors are elected by a majority of votes cast and our Majority Voting Policy requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board

Board Practices	✓ Share ownership requirements for nonemployee Directors (5x cash retainer)
✓ At each Board meeting, the independent Directors have the opportunity to conduct executive sessions
✓ Annual Board, committee and Director evaluations
✓ Over-boarding policy limits the number of public company boards a Director can serve on
Shareholder Rights	✓ Shareholder proxy access with 3/3/20/20 parameters
✓ Special meetings may be called by shareholders holding 25% of the Company’s common shares

Other Best Practices	✓ Annual advisory vote on our named executive officer compensation
✓ Code of Conduct for Directors, officers and employees

2018 Performance Highlights

2018 was an outstanding year for Timken on a number of fronts, with strong operating and financial performance both year-over-year and as compared against industrial peers. We profitably grew the Company in 2018, increasing revenue approximately 19% to $3.58 billion, net income approximately 49% to $302.8 million and adjusted earnings before interest and taxes (“EBIT”) by approximately 52% to $500.51 million. We achieved strong earnings per diluted share (“EPS”) of $3.86 and record adjusted EPS of $4.181, up approximately 50% and 59%, respectively, from the prior year. The adjusted EPS for 2018 was 37% higher than any previous year in the Company’s history. In addition, we generated return on invested capital (“ROIC”) of 12.8%1 in 2018, an improvement of 230 basis points from the prior year. We have continued to create significant shareholder value by delivering total shareholder return (“TSR”) of 12.2%, 1.5% and 12.8% over the past three-, five- and ten-year periods, respectively. Our three-year TSR, which reflects the execution of our new strategy following the Spinoff (as defined below), outpaced both our compensation peers and the S&P 500 index, while our five-year TSR outpaced our compensation peers, in each case over the same respective timeframes. Our ten-year TSR, which reflects the alignment of our strategy with long-term shareholder value creation, was slightly below both the S&P 500 index and our compensation peers over the same timeframe. Additionally, we increased and paid out our 386th consecutive quarterly dividend, continuing one of the longest active streaks on the New York Stock Exchange (the “NYSE”) and making 2018 the fifth consecutive year of annual dividend increases.

We achieved these results through the disciplined execution of our strategy, which is focused on driving organic growth in our core business by leading in product technology, innovation and service; improving our business performance and expanding margins through operational excellence initiatives; and deploying our cash flow and capital to drive strong returns for our investors.

In 2018, we strengthened our global leadership position in tapered roller bearings and grew our offering in industrial bearings. We also allocated approximately $8312 million towards three acquisitions that significantly expanded our power transmission portfolio and geographic reach (Cone Drive - a leader in precision drives, Rollon - a leader in engineered linear motion products, and ABC Bearings - which strengthened our position in the growing India bearing market).

See page 28 of the Proxy Statement for more details on the Company’s 2018 performance.

1 See Appendix A for reconciliations of adjusted EBIT, adjusted EPS, and ROIC to their most directly comparable GAAP financial measures. ROIC is calculated as adjusted net operating profit after taxes divided by average invested capital. These performance metrics used for external reporting may not correlate exactly to their corresponding compensation adjusted metrics due to slightly different adjustments (see pages 40, 42 and 43 for more details on how the compensation adjusted metrics are calculated).

2 ABC Bearings was acquired using shares of the Company’s majority-owned subsidiary, Timken India Limited, and the target value of those shares is included in the $831 million.

Return to Shareholders

*Total Shareholder Return for the Company was calculated on an annualized basis, assumes quarterly reinvestment of dividends and takes into account the value of TimkenSteel Corporation (“TimkenSteel”) common shares distributed in the spinoff of TimkenSteel from the Company that was completed on June 30, 2014 (the “Spinoff”).

**See page 35 of the Proxy Statement for the companies that are included in the compensation peer group for 2018.

2018 Executive Compensation Practices

We design our executive compensation plans and program to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. See page 27 of the Proxy Statement for more details.

Objectives

Our executive compensation program is designed to:

•  Align the interests of our executives and shareholders

•  Reward for sustained, strong business results

•  Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

•  Recognizing that people are our most important asset

•  Rewarding results linked to both short- and long-term performance (pay-for-performance)

•  Positioning our pay to be competitive in the marketplace

•  Focusing on increasing shareholder value

What We Do	What We Do Not Do
✓ Share ownership requirements for executives (5x base salary for CEO and 3x for the other named executive officers)	× We do not allow hedging or pledging of our shares
✓ “Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company	× We do not provide excise tax gross-ups on perquisites or in named executive officer severance agreements
✓ Shareholder-approved short-term and long-term incentive plans	× We do not re-price stock options and do not issue discounted stock options
✓ Use of targeted performance metrics to align pay with performance	× We do not provide excessive perquisites
✓ Different metrics are used for short-term and long-term incentive plans	× We do not have employment agreements for our named executive officers
× We do not have single-trigger vesting

Pay-for-Performance

    Our compensation program is designed to link pay and performance, which we believe has been demonstrated by the strong level of shareholder support we have received for our compensation program over the last few years. A significant portion of the compensation of our named executive officers is equity based, which we believe aligns our executives’ interests with the interests of our shareholders.

Shareholder Support of Named Executive Officer Compensation
2018	97%
2017	97%
2016	96%

    The Company’s incentive compensation program for executives is designed to link compensation with key financial and operational goals, some of which are short term, while others take several years or more to achieve. The Company uses a balance of short-term and long-term incentives, as well as cash and non-cash compensation, to meet these objectives:

    Our incentive compensation program payouts for plan years ending in 2018 were aligned with performance:

●	There was a 175.5% payout under the annual cash incentive plan, reflecting strong performance for 2018; and
●	There was a 114% payout for 2016-2018 performance-based restricted stock units, which reflects improved performance over the cycle, particularly in 2017 and 2018.

2018 Annual Cash Incentive Plan Payout	2016-2018 Performance-Based RSU Cycle

    See pages 38 to 44 of the Proxy Statement for more details on the annual cash incentive plan and the 2016-2018 performance-based restricted stock units.

THE TIMKEN COMPANY

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (also referred to as the “Board”) of The Timken Company, an Ohio corporation (the “Company,” “we,” or “us”), in connection with the 2019 Annual Meeting of Shareholders to be held on May 10, 2019, at 10:00 a.m. local time at 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The approximate date this Proxy Statement and proxy card will be first sent or given to our shareholders is March 22, 2019.

The Board of Directors is not aware of matters other than those specified in the foregoing Notice that will be brought before the meeting for action. However, if any such matters should be properly brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

We currently have 12 Directors. Pursuant to our Amended Regulations, all nominees for Director will stand for election for a one-year term to expire at the 2020 Annual Meeting of Shareholders. Candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.

Pursuant to the Majority Voting Policy of the Board of Directors, any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee will then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they withheld votes from the Director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose on a Current Report on Form 8-K its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Joseph W. Ralston, a Director of the Company since 2003 and our independent Lead Director since 2011, is retiring from the Board effective as of the 2019 Annual Meeting of Shareholders. In connection with Mr. Ralston’s retirement, at its meeting on February 6, 2019, the Board approved a resolution decreasing the size of the Board from 12 to 11 Directors effective as of the 2019 Annual Meeting of Shareholders. We thank Mr. Ralston for his significant contributions to the Company during his service on the Board.

At its meeting on February 6, 2019, the Board also approved a resolution, based on the recommendation of the Nominating and Corporate Governance Committee, nominating the 11 individuals set forth below to be elected Directors at the 2019 Annual Meeting of Shareholders to serve for a term of one year expiring at the 2020 Annual Meeting of Shareholders (or until their respective successors are elected and qualified). Each of the nominees previously was elected as a Director by our shareholders. Each of the nominees listed below has consented to serve as a Director if elected.

If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable. Unless otherwise indicated on any proxy card, the persons named as proxies on the enclosed proxy card intend to vote the shares covered by such proxy card in favor of the nominees below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES BELOW.

Nominees

The following information, obtained in part from the respective nominee and in part from our records, describes the background and select experience of each nominee as of March 1, 2019:

Maria A. Crowe Age: 59 Director since 2014

Business Experience

Ms. Crowe served as President of Manufacturing Operations for Eli Lilly and Company, a global manufacturer of pharmaceutical products, a position she held from 2012 until her retirement in December 2017. Ms. Crowe joined Eli Lilly and Company in 1982, and previously served as its Senior Vice President of Global Drug Products from 2009 to 2012.

Qualifications

Ms. Crowe provides the Board with extensive experience in manufacturing, sourcing and procurement for a global manufacturing company. Ms. Crowe also brings valuable experience on production capacity expansion and innovation efforts.

Ms. Crowe chairs our Nominating and Corporate Governance Committee and is a member of our Audit Committee.

Elizabeth A. Harrell Age: 65 Director since 2017

Business Experience

General Harrell retired as a Major General in October 2006, serving more than 30 years with the U.S. Air Force. During her military career, she held a wide range of positions in the United States, Germany and South Korea, specializing in aircraft fleet maintenance and sustainment. After her retirement from the U.S. Air Force, General Harrell was a consultant with The Spectrum Group until 2009 and a consultant to Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems, and technical services, until 2012.

Qualifications

General Harrell’s extensive knowledge of aerospace technology, global supply chain management and government relations strongly align with the Company’s growth priorities and are valuable to her service as a member of the Board.

General Harrell is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Richard G. Kyle Age: 53 Director since 2013

Business Experience

Mr. Kyle was appointed President and Chief Executive Officer of The Timken Company in 2014. Mr. Kyle joined the Company in 2006 as Vice President of Manufacturing and was named President of the Aerospace and Mobile Industries segments in 2008. In 2012, he was named Group President with responsibility for the Aerospace and Steel segments as well as engineering and technology. In 2013, Mr. Kyle was named Chief Operating Officer, Bearings and Power Transmission.

Since 2015, Mr. Kyle has served as a director of Sonoco Products Company, a global provider of consumer packaging, industrial products, protective solutions, and display and packaging services, and as a member of its Audit, Executive Compensation and Financial Policy Committees.

Qualifications

Mr. Kyle has significant experience in global manufacturing organizations and has demonstrated the ability to lead change and growth. In addition to his role as Chief Executive Officer of the Company, Mr. Kyle’s strong engineering and operational background, coupled with his strategic perspective, provide valued skills to the Board.

John A. Luke, Jr. Age: 70 Director since 1999

Business Experience

Mr. Luke served as the Chairman and Chief Executive Officer of MeadWestvaco Corporation (“MWV”), a leading global producer of packaging and specialty chemicals, from the merger of Mead and Westvaco in 2002 until his retirement in 2015. Prior to his retirement, Mr. Luke led the process that resulted in MWV merging with Rock-Tenn Company to form WestRock Company, which created the second largest packaging company in the industry. Mr. Luke has served as a director of The Bank of New York Mellon Corporation from 2007 to 2018, Dominion Midstream GP, LLC from 2017 to 2018, MWV from 2002 to 2015, and WestRock Company since 2015.

Qualifications

Mr. Luke brings deep executive leadership experience to our Board, including expertise in leading large corporate transformations and evaluating and executing inorganic growth opportunities. Mr. Luke brings perspective gained from serving on several corporate boards, including as Non-Executive Chairman of WestRock Company and Chair of the Conflicts Committee of Dominion Midstream GP, LLC.

Mr. Luke chairs our Compensation Committee and is a member of our Nominating and Corporate Governance Committee.

Christopher L. Mapes Age: 57 Director since 2014

Business Experience

Mr. Mapes is Chairman, President and Chief Executive Officer of Lincoln Electric Holdings, Inc., a global manufacturer of welding, cutting and joining products. He has held the position of Chairman since December 2013 and has been President and Chief Executive Officer since December 2012, after serving as Chief Operating Officer beginning in 2011. From 2004 to 2011, he served as Executive Vice President of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment, where he led the expansion and execution of the global strategy for its electrical products business. Mr. Mapes has been a director of Lincoln Electric Holdings, Inc. since 2010.

Qualifications

As a seasoned executive with extensive experience leading global manufacturing and distribution companies, Mr. Mapes understands the challenges of global growth and the complexity of managing international operations. In addition to his business management experience, Mr. Mapes has a law degree.

Mr. Mapes is a member of our Audit Committee and Compensation Committee.

James F. Palmer Age: 69 Director since 2015

Business Experience

Mr. Palmer served as the Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation, a global security company and a provider of products, systems and solutions in the fields of aerospace, electronics, information systems and technical services, from March 2007 until February 2015 and as a Corporate Vice President of Northrop Grumman until his retirement in July 2015.

Qualifications

Mr. Palmer’s broad executive background in the aerospace and defense industry, his service as the chief financial officer of multiple large publicly traded companies, and his extensive experience with business acquisitions, debt financings and other complex transactions make him well-qualified to serve as a member of the Board.

Mr. Palmer chairs our Audit Committee and is a member of our Compensation Committee.

Ajita G. Rajendra Age: 67 Director since 2014

Business Experience

Mr. Rajendra is Executive Chairman of A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating and water purification equipment. He has held the position of Chairman since 2014, and was President and Chief Executive Officer from 2013 until 2018. Mr. Rajendra previously served A. O. Smith Corporation as President and Chief Operating Officer from 2011 to 2012 and as Executive Vice President from 2006 to 2011.

Qualifications

Mr. Rajendra has been a director of A. O. Smith Corporation since 2011 and serves on its Investment Policy Committee, and has been a director of Donaldson Company, Inc. since 2010, where he is a member of the Audit Committee and Human Resources Committee. Mr. Rajendra’s extensive manufacturing and international experience leading businesses and negotiating acquisitions and joint ventures, along with his experience as a director of other publicly traded companies, provides valuable skills to the Board.

Mr. Rajendra is a member of our Audit Committee and Compensation Committee.

Frank C. Sullivan Age: 58 Director since 2003

Business Experience

Mr. Sullivan has held the position of Chairman and Chief Executive Officer of RPM International Inc. (“RPM”), a world leader in specialty coatings, since 2008. Mr. Sullivan was appointed RPM’s Chief Executive Officer in 2002, prior to which he held the position of Chief Financial Officer since 1993. Mr. Sullivan has been a director of RPM since 1995 and serves on RPM’s Executive and Operating Improvement Committees.

Qualifications

Mr. Sullivan provides the Board with extensive financial expertise based on his years as a chief financial officer. In addition, as a chief executive officer and director of a multinational company, Mr. Sullivan brings invaluable executive experience on a wide array of issues, including strategic planning and the evaluation and execution of merger and acquisition opportunities.

Mr. Sullivan is a member of our Audit Committee and Nominating and Corporate Governance Committee.

John M. Timken, Jr. Age: 67 Director since 1986

Business Experience

Mr. Timken is a private investor and a successful entrepreneur, who has been a significant shareholder of the Company for many years. Mr. Timken is co-founder of Amgraph Packaging, a national supplier of flexible package printing used by major food and beverage brands and private labels. His entrepreneurial activities and passion for business-building have included involvement in ventures ranging from injection molding, to ophthalmic laboratories, to logistics and trucking. He also has owned a cable television business and established one of the largest commercial mushroom farms in North America.

Qualifications

Mr. Timken’s ability as an investor to identify and help increase value across a range of industries, as well as his familiarity with the Company’s businesses, provides the Board with critical input in evaluating and making capital allocation decisions. Since joining the Board, he has played an important role in the Company’s strategic drive to add product lines that complement its bearing product portfolio.

Mr. Timken serves as independent Chairman of the Board.

Ward J. Timken, Jr. Age: 51 Director since 2002

Business Experience

Mr. Timken is Chairman, Chief Executive Officer and President of TimkenSteel, a leader in customized alloy steel products and services, a position he assumed in 2014. TimkenSteel was previously a subsidiary of the Company that became an independent public company pursuant to the Spinoff that was effected on June 30, 2014. Mr. Timken previously served as Executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Qualifications

Mr. Timken provides the Board with relevant experience from having served in key leadership positions during his tenure with the Company. Mr. Timken’s broad-based experience and familiarity with each of our businesses, along with his deep understanding of the global industry dynamics across the Company’s markets, enable Mr. Timken to provide valuable input to the Board.

Jacqueline F. Woods Age: 71 Director since 2000

Business Experience

Ms. Woods served as the President of Ameritech Ohio (subsequently renamed AT&T Ohio), a telecommunications company, until her retirement in 2000. At Ameritech Ohio, Ms. Woods also held various positions in finance, operations, marketing, sales and government affairs. Ms. Woods was inducted into the Ohio Women’s Hall of Fame in 1998. Ms. Woods has served on the board of The Andersons, Inc. since 1999.

Qualifications

Ms. Woods’ extensive executive management experience enables her to help guide the Board in making decisions in areas such as marketing, strategy development, corporate governance and compensation. In addition, her executive experience at a primarily consumer-oriented company provides a valuable perspective on customer service. Ms. Woods also brings perspective gained from her service as a member of other corporate boards, including serving as a member of the Audit and Compensation Committees and as Chair of the Leadership Development Committee of The Andersons, Inc.

Ms. Woods is a member of our Compensation Committee and Nominating and Corporate Governance Committee.

Independence Determinations

The Board of Directors has adopted the NYSE independence standards for determining the independence of our Directors. The Board has also adopted standards for categorically immaterial relationships to assist the Board in determining the independence of each Director. These standards include, but are not limited to:

●

if the Director is, or has an immediate family member who is, a partner, principal or member (or any comparable position) of, an executive officer or employee of, or a director of, any organization to which Timken made, or from which Timken received, immaterial payments for property or services in the current or any of the past three fiscal years;

●

if the Director, or an immediate family member of the Director, serves as an officer, director or trustee of a foundation, university, charitable or other not-for-profit organization, and Timken’s discretionary charitable contributions to the organization are immaterial, in the aggregate; or

●	if the Director serves on the board of directors of another company at which another Timken Director or executive officer also serves as a director.

A complete list and description of the categorically immaterial relationships is set forth in Appendix B to the Board of Directors General Policies and Procedures, which is available on the Corporate Governance Section of our website at www.timken.com/about/governance-documents.

The Board has determined that the following Director nominees meet these independence standards: Maria A. Crowe, Elizabeth A. Harrell, John A. Luke, Jr., Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken, Jr. does not impair his independence. Joseph W. Ralston, who will serve as a Director of the Company until the 2019 Annual Meeting of Shareholders, also has been determined to meet the Board’s independence standards.

Related Party Transactions Approval Policy

Our Directors and executive officers are subject to our Standards of Business Ethics, which require that any potential conflicts of interest, such as significant transactions with related parties, be reported to our ethics and compliance office at ethics@timken.com. Our Directors and executive officers also are subject to the Timken Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with our interests. While not every situation can be identified in a written policy, the Timken Policy Against Conflicts of Interest does specifically prohibit the following situations:

●	competing against the Company;
●	holding a significant financial interest in a company doing business with or competing with the Company;
●

accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company, except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

●	using for personal gain any business opportunities that are identified through a person’s position with the Company;
●	using the Company’s property, information or position for personal gain;
●	using the Company’s property other than in connection with our business;
●	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and
●	doing business on the Company’s behalf with a relative or another company employing a relative.

In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee, the Standards of Business Ethics and the Timken Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders. Additionally, the Nominating and Corporate Governance Committee would review and approve or ratify any transaction required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

Board and Committee Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2018, there were seven meetings of the Board of Directors, eight meetings of its Audit Committee, three meetings of its Compensation Committee and three meetings of its Nominating and Corporate Governance Committee. All Directors attended 75% or more of the meetings of the Board and its committees on which they served that were held following each Director’s appointment to the Board and their respective committees. It is our policy that all members of the Board of Directors attend the annual meeting of shareholders and, in 2018, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the independent Directors have the opportunity to meet separately in executive session.

Board Leadership Structure

The Board is led by independent Chairman John M. Timken, Jr., who was first elected to this position on May 13, 2014. In addition, the independent Directors designated Joseph W. Ralston to serve as Lead Director until his retirement at the 2019 Annual Meeting of Shareholders. The Board has chosen not to appoint a Lead Director after Mr. Ralston retires.

The Chairman oversees the planning of the annual Board calendar and, with the CEO, in consultation with the other Directors, schedules and sets the agenda for meetings of the Board and leads the discussions at such meetings and at executive sessions of the independent Directors. The Chairman also leads the Company’s annual meeting of shareholders and performs such other functions and responsibilities as set forth in the Board of Directors General Policies and Procedures or as requested by the Board from time to time.

The Board’s preferred governance structure is to separate the roles of Chairman and CEO. With limited exceptions, these roles have been separate for over 80 years. While recognizing that there is no single, generally accepted approach to providing Board leadership and that the Board’s leadership structure may vary in the future as circumstances warrant, the Board considers this balance of leadership between the two positions to be beneficial.

Director Compensation

Directors who are not Timken employees receive an annual retainer fee, annual committee fees and an annual equity award. The independent Chairman, the Lead Director and each committee chairperson receive additional retainer fees. Directors who are Timken employees do not receive any additional compensation for their service as Directors.

Cash Compensation

Each nonemployee Director who served in 2018 was paid a retainer fee of $80,000 as base compensation for services as a Director. In addition to base compensation, the Lead Director received an annual fee of $30,000 and the independent Chairman received an annual fee of $100,000. The following annual fees were paid for serving on a committee of the Board in 2018:

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$17,500	$7,500
Nominating & Corporate Governance	$17,500	$7,500

To the extent a Director served on the Board or any committee of the Board for only part of the year, such Director received a pro-rated portion of the applicable fees based on the amount of time served.

Equity Compensation

Each nonemployee Director serving at the time of our 2018 Annual Meeting of Shareholders on May 8, 2018 received a grant of 2,525 restricted stock units that vest after one year under The Timken Company 2011 Long-Term Incentive Plan, as amended and restated as of February 13, 2015 (the “Long-Term Incentive Plan”). Upon a non-employee Director’s initial election to the Board, each such Director receives a grant of 2,000 restricted stock units under the Long-Term Incentive Plan, which vest one-fifth annually from the date of grant. Cumulative dividend equivalents are paid in cash upon vesting.

Holding Requirement

The Compensation Committee of the Board of Directors has adopted share ownership requirements for nonemployee Directors equal to five times the annual cash retainer of $80,000, or the equivalent of $400,000 worth of common shares. Directors must meet this requirement within five years of becoming a Director of the Company. In determining whether a Director has met his or her individual ownership target, the Company considers shares owned by the Director, including restricted shares and restricted stock units still subject to vesting conditions. As of December 31, 2018, all of our Directors other than Ms. Harrell had met their share ownership requirements. Ms. Harrell joined the Board in August 2017 and she is on track to achieve the ownership requirement within the five-year time frame.

Compensation Deferral

Any Director may elect to defer the receipt of all or a specified portion of his or her cash fees until a specified point in the future in accordance with the provisions of the Director Deferred Compensation Plan, as amended and restated effective January 1, 2015 (the “Director Deferred Compensation Plan”). The amount deferred can be invested in a cash fund or the Timken common share fund. The cash fund provides for interest to be earned quarterly at a rate based on the prime rate plus one percent. If fees are invested in the Timken common share fund, Directors may elect to receive cash in an amount equal to any dividend equivalents or reinvest such amounts in the Company share fund.

2018 Director Compensation Table

The following table provides the compensation and benefits applicable to our nonemployee Directors for 2018:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
Maria A. Crowe	$104,949	$120,064	$1,566	$226,579
Elizabeth A. Harrell	$101,442	$120,064	$1,996	$223,502
John A. Luke, Jr.	$105,000	$120,064	$678	$225,742
Christopher L. Mapes	$102,500	$120,064	$11,783	$234,347
James F. Palmer	$108,541	$120,064	$21,230	$249,835
Ajita G. Rajendra	$102,500	$120,064	$7,888	$230,452
Joseph W. Ralston	$141,071	$120,064	$12,101	$273,236
Frank C. Sullivan	$111,551	$120,064	$678	$232,293
John M. Timken, Jr.	$180,000	$120,064	$5,588	$305,652
Ward J. Timken, Jr.	$80,000	$120,064	$678	$200,742
Jacqueline F. Woods	$95,000	$120,064	$16,259	$231,323

(1)	Richard G. Kyle, our President and Chief Executive Officer (“CEO”), is not included in this table as he is an employee of the Company and receives no compensation for his services as a Director.

(2)

The amount shown for each Director consists of the grant date fair value of the award of 2,525 restricted stock units made on May 8, 2018. These restricted stock units vest 100% one year following the grant date. The amounts shown in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.

(3)

All other compensation reflects cash dividends paid to the Directors in 2018 for unvested restricted shares and the incremental value of spousal travel for Mr. Mapes, Mr. Palmer, Mr. Rajendra, Mr. Ralston, Mr. John M. Timken, Jr., and Ms. Woods to a Company strategy meeting during 2018.

As of December 31, 2018, unvested restricted shares and unvested restricted stock units were owned as follows:

Name	Unvested Restricted Shares and Unvested Restricted Stock Units
Maria A. Crowe	2,925
Elizabeth A. Harrell	4,125
John A. Luke, Jr.	2,525
Christopher L. Mapes	2,925
James F. Palmer	3,325
Ajita G. Rajendra	2,925
Joseph W. Ralston	2,525
Frank C. Sullivan	2,525
John M. Timken, Jr.	2,525
Ward J. Timken, Jr. (1)	2,525
Jacqueline F. Woods	2,525

(1)

Additionally, Ward J. Timken, Jr. has 454,550 vested and unexercised stock options earned from his previous role as an employee and executive Chairman of the Board of The Timken Company from 2005 to May 2014.

Board Committees

Audit Committee

We have a standing Audit Committee that has oversight responsibility with respect to our independent auditor and the integrity of our financial statements. The Audit Committee is composed of James F. Palmer (Audit Committee Chairman), Maria A. Crowe, Christopher L. Mapes, Ajita G. Rajendra, Frank C. Sullivan and Joseph W. Ralston. Our Board of Directors has determined that each member of the Audit Committee is financially literate and independent as defined in the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”). Our Board of Directors has determined that Frank C. Sullivan and James F. Palmer qualify as Audit Committee financial experts.

The Audit Committee’s charter is available on the Corporate Governance section of our website at www.timken.com/about/governance-documents.

Compensation Committee

We have a standing Compensation Committee that establishes and administers our policies, programs and procedures for compensating our senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Compensation Committee Chairman), Elizabeth A. Harrell, Christopher L. Mapes, James F. Palmer, Ajita G. Rajendra, Joseph W. Ralston and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Compensation Committee are independent as defined in the listing standards of the NYSE.

With the guidance and approval of the Compensation Committee, we have developed compensation programs for our executive officers, including the CEO and the other named executive officers included in the 2018 Summary Compensation Table, that are intended to align the interests of our executives and shareholders; reward executive management for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent. The Compensation Committee determines specific compensation elements for the CEO and considers and acts upon the CEO’s recommendations regarding the other executive officers.

The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Vice President – Compensation and Benefits. The meetings regularly are attended by the Chairman of the Board, the CEO, the Executive Vice President – Human Resources, the Corporate Secretary, and the Vice President – Compensation and Benefits. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board. Our Human Resources department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with our compensation programs. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Willis Towers Watson Public Limited Company (“WTW”), a global professional services firm, to conduct annual reviews of its compensation programs for the Company’s executive officers and Directors. WTW also provides information to the Compensation Committee on trends in executive compensation and other market data. WTW (or its predecessor) has provided executive consulting services to the Compensation Committee and other professional consulting services to the Company for over 20 years.

With respect to Director compensation, as stated above, the Compensation Committee annually engages WTW to conduct reviews of Director compensation, and the Committee may then recommend to the full Board changes in Director compensation that will enhance our ability to attract and retain qualified Directors.

During fiscal 2018, WTW was paid $250,000 for the executive and Director compensation consulting services it provided to the Compensation Committee. Other professional consulting services provided by WTW to the Company, which were requested by management, not approved by the Compensation Committee or the Board and not related to executive compensation, totaled approximately $2.5 million for actuarial, pension administration and other services (including health benefits, broad-based compensation, human capital, investment advisory and international consulting). Of the $2.5 million in fees incurred in 2018 for other professional consulting services, approximately $2.2 million related to retirement consulting and outsourcing pension administrative services.

The Compensation Committee has concluded that the advice it receives from WTW continues to be objective, unbiased and independent. The Compensation Committee’s careful oversight of the relationship with WTW with respect to compensation advice mitigates the risk that management potentially could misuse the actuarial engagement to influence WTW’s compensation work for the Compensation Committee. The Compensation Committee annually reviews the charges to the Company from WTW for executive and Director compensation advice and other services for the preceding three years, along with an estimate of services for the coming year. Additionally, WTW has adopted internal safeguards to ensure that its executive compensation unit is maintained separately from its actuarial business.

The Compensation Committee has assessed the independence of WTW, as required under the listing standards of the NYSE. The Compensation Committee also has considered and assessed relevant factors that could give rise to a potential conflict of interest with respect to WTW, specifically including the six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the 1934 Act. Based on this review, we are not aware of any conflict of interest regarding the work performed by WTW.

The Compensation Committee also plays an active role in our executive officer succession planning process. The Compensation Committee meets regularly with senior management to ensure that an effective succession planning process is in place and to discuss potential successors for executive officers. As part of this process, executive officer position profiles are updated to highlight the key skills required to meet future demands, and potential successors are evaluated and development plans are reviewed. Each year, the Compensation Committee reviews and discusses potential successors for each of the executive officers with the full Board in executive session. In addition, at the end of each year, the Compensation Committee reviews the performance of each of the executive officers.

The Compensation Committee’s charter is available on the Corporate Governance section of our website at www.timken.com/about/governance-documents. For more information regarding the role of management and the compensation consultants in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis – Determining Compensation for 2018” on page 35.

Nominating and Corporate Governance Committee

We have a standing Nominating and Corporate Governance Committee that is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of our Board committees. Members of the Nominating and Corporate Governance Committee are Maria A. Crowe (Nominating and Corporate Governance Committee Chair), Elizabeth A. Harrell, John A. Luke, Jr., Joseph W. Ralston, Frank C. Sullivan and Jacqueline F. Woods. Our Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in the listing standards of the NYSE.

The Board of Directors General Policies and Procedures provide that the general criteria for Director candidates include, but are not limited to, the highest standards of integrity and ethical behavior, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company and a range of experience and knowledge commensurate with our needs as well as the expectations of knowledgeable investors.

The Nominating and Corporate Governance Committee utilizes a variety of sources to identify possible Director candidates, including search firms, professional associations and Director recommendations. In evaluating candidates to recommend to the Board of Directors, the Nominating and Corporate Governance Committee considers factors consistent with those set forth in the Board of Directors General Policies and Procedures, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The attributes of the current Directors and the needs of the Board and the Company are evaluated whenever a Board vacancy occurs, and the effectiveness of the nomination process, including whether that process enhances the Board’s diversity, is evaluated each time a candidate is considered. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by our shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.

The Nominating and Corporate Governance Committee also plans for Director succession. The Committee regularly reviews the size of the Board and whether any vacancies are expected due to retirement, refreshment or otherwise. The Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives with longer-tenured Directors who have deep knowledge of our global operations and long-term strategy. In the event that vacancies are anticipated or otherwise arise, the Committee considers potential Director candidates in accordance with the factors and criteria outlined above.

The Nominating and Corporate Governance Committee’s charter is available on the Corporate Governance section of our website at www.timken.com/about/governance-documents.

Our code of business conduct and ethics, called the “Standards of Business Ethics,” and our corporate governance guidelines, called the “Board of Directors General Policies and Procedures,” are reviewed annually by the Nominating and Corporate Governance Committee and are available on the Corporate Governance section of our website at www.timken.com/about/governance-documents.

Shareholder-Recommended Director Candidates

Director candidates recommended by our shareholders will be considered by the Nominating and Corporate Governance Committee in accordance with the criteria outlined above. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder considers useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

Shareholder-Nominated Director Candidates

Our Amended Regulations provide a “proxy access” right to permit any shareholder or a group of up to 20 shareholders owning 3% or more of the voting power entitled to vote in the election of Directors continuously for at least three years to nominate and include in our proxy materials Director nominees for election to the Board. A shareholder or shareholders, as applicable, can nominate up to the greater of (i) 20% of the total number of Directors on the Board, rounding down to the nearest whole number, and (ii) two Directors in accordance with the requirements set forth in our Amended Regulations. Under our Amended Regulations, requests to include shareholder-nominated candidates for Director in our proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that we issued our Proxy Statement for the previous year’s annual meeting of shareholders. Requests to include shareholder-nominated candidates for Director in our proxy materials related to the 2020 Annual Meeting of Shareholders must be delivered by certified mail, return receipt requested, to our Corporate Secretary, c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720, no earlier than October 24, 2019 and no later than November 23, 2019 in order to be timely. The summary of this “proxy access” right set forth above is qualified in its entirety by our Amended Regulations.

Corporate Governance Highlights

The Nominating and Corporate Governance Committee regularly reviews trends and recommends best practices, initiates improvements, and plays a leadership role in maintaining the Company’s strong corporate governance structure and practices. Among the practices the Nominating and Corporate Governance Committee believes demonstrate the Company’s commitment to strong corporate governance are the following:

✓	Strongly independent Board (9 of 11 Director nominees are independent);
✓	Independent Chairman of the Board;
✓	Declassified Board – all Directors are elected annually;
✓	Annual Board, Committee and Director evaluations;
✓	Commitment to Board refreshment and diversity – 5 new independent Directors since 2014;
✓	Shareholder proxy access with 3/3/20/20 parameters;
✓	Majority Voting Policy that requires any Director who fails to receive a majority of the votes cast in favor of his or her election to submit his or her resignation to the Board;
✓	Over-boarding policy limits the number of public company boards a Director can serve on;
✓	Special meetings may be called by shareholders holding 25% of the Company’s common shares;
✓	“Clawback” policy permits clawback of executive compensation if an executive engages in conduct that is detrimental to the Company; and
✓	Stock ownership requirements for Directors and executive officers.

Additional information about the Company’s corporate governance structure and practices can be found in the Board of Directors General Policies and Procedures, our Amended Regulations and our Amended Articles of Incorporation.

Risk Oversight

The Board of Directors primarily relies on its Audit Committee for oversight of the Company’s risk management. The Audit Committee regularly reviews issues that present particular risks to the Company, including those involving competition, customer demands, economic conditions, planning, strategy, finance, sales and marketing, product technology, innovation, information technology and cybersecurity, facilities and operations, supply chain, product warranty and legal matters. The full Board also reviews these issues as appropriate. The Board believes that this approach, supported by our leadership structure, provides appropriate checks and balances against undue risk taking.

Shareholder Communications

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Such communications may be reviewed by the office of the Corporate Secretary to ensure appropriate and careful review of the matter.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows, as of January 1, 2019, the beneficial ownership of our common shares by each Director, nominee for Director and executive officer named in the 2018 Summary Compensation Table on page 49 of this Proxy Statement, and by all Directors, nominees for Director and executive officers as a group. Beneficial ownership of our common shares has been determined for this purpose in accordance with Rule 13d-3 under the 1934 Act and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares.

Amount and Nature of Beneficial Ownership of common shares

Name	Sole Voting or Investment Power(1)		Shared Voting or Investment Power	Aggregate Amount(1)		Percent of Class

Carolyn E. Cheverine	39,219		0	39,219		*

Christopher A. Coughlin	319,016		0	319,016		*

Maria A. Crowe	12,044		0	12,044		*

Philip D. Fracassa	157,996		0	157,996		*

Elizabeth A. Harrell	2,061		0	2,061		*

Richard G. Kyle	654,873		0	654,873		*

John A. Luke, Jr.	59,440		0	59,440		*

Christopher L. Mapes	13,050		0	13,050		*

Ronald J. Myers	58,830		0	58,830		*

James F. Palmer	8,095		0	8,095		*

Ajita G. Rajendra	11,140		0	11,140		*

Joseph W. Ralston	54,145		0	54,145		*

Frank C. Sullivan	51,932		0	51,932		*

John M. Timken, Jr.	572,375	(2)	900,788	1,473,163	(2)	1.94%

Ward J. Timken, Jr.	930,455		4,936,963	5,867,418		7.72%

Jacqueline F. Woods	15,878		0	15,878		*

All Directors, nominees for Director and executive officers as a group(3)	2,960,549		5,837,751	8,798,300		11.58%

* Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options and Time- based Restricted Stock Units (a)	Vested Deferred Restricted Shares (b)	Deferred common shares (b)

Carolyn E. Cheverine	39,219	0	0

Christopher A. Coughlin	232,468	0	0

Maria A. Crowe	0	0	0

Philip D. Fracassa	115,706	0	0

Elizabeth A. Harrell	0	0	0

Richard G. Kyle	542,438	0	0

John A. Luke, Jr.	0	0	0

Christopher L. Mapes	0	0	0

Ronald J. Myers	41,798	0	0

James F. Palmer	0	0	0

Ajita G. Rajendra	0	0	0

Joseph W. Ralston	0	0	12,000

Frank C. Sullivan	0	0	2,000

John M. Timken, Jr.	0	0	0

Ward J. Timken, Jr.	454,550	0	0

Jacqueline F. Woods	0	0	2,500

(a)

Includes shares that the individual named in the table has the right to acquire on or before March 1, 2019 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Director, and executive officers as a group have the right to acquire 1,426,179 shares on or before March 1, 2019 through the exercise of stock options or the vesting of time-based restricted stock units pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under the Director Deferred Compensation Plan. Restricted shares can no longer be deferred.

(2)	Includes 182,166 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(3)

The number of shares beneficially owned by all Directors, nominees for Director and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 16 individuals.

The following table gives information known to us about each beneficial owner of more than 5% of our common shares as of January 1, 2019, unless otherwise indicated below:

Beneficial Owner	Number of Shares	Percent of Class

Timken family(1)	9,184,823	12.09%

The Vanguard Group(2)	6,449,106	8.39%

BlackRock, Inc.(3)	6,254,286	8.10%

(1)

Members of the Timken family, including John M. Timken, Jr. and Ward J. Timken, Jr., have in the aggregate sole or shared voting and dispositive power with respect to 9,639,373 of our common shares, which includes 454,550 shares that Ward J. Timken, Jr. has the right to acquire on or before March 1, 2019. The Timken Foundation of Canton (the “Foundation”), 200 Market Avenue North, Suite 210, Canton, Ohio 44702, holds 4,875,153 of these shares, representing 6.42% of our outstanding common shares. Ward J. Timken, Joy A. Timken, Ward J. Timken, Jr. and William R. Timken, Jr. are trustees of the Foundation and share the voting and investment power with respect to such shares.

There are no voting agreements or other arrangements among the members of the Timken family regarding the 9,639,373 common shares and, accordingly, the members of the Timken family shall not be deemed a “group” for purposes of Rule 13d-3 under the 1934 Act with respect to such shares. Accordingly, each member of the Timken family disclaims beneficial ownership of any of our common shares as to which such member does not have sole or shared voting or investment power.

(2)

A Schedule 13G/A filed with the SEC on February 12, 2019, by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355, indicated that it has sole voting power over 33,322 shares, sole investment power over 6,414,265 common shares and aggregate beneficial ownership of 6,449,106 common shares.

(3)

A Schedule 13G/A filed with the SEC on February 6, 2019, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10055, indicated that it has sole voting power over 5,938,612 common shares and sole investment power over 6,254,286 common shares.

PROPOSAL NO. 2: SHAREHOLDER ADVISORY VOTE TO

APPROVE OUR NAMED EXECUTIVE OFFICER

COMPENSATION

We believe that our compensation programs for our named executive officers:

●	align the interests of executive management with those of our shareholders;
●	reward executive management for sustained, strong business and financial results; and
●	enable us to attract, retain and motivate the best talent.

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the 1934 Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2019 Annual Meeting of Shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby APPROVED.

As an advisory vote, this resolution is not binding on us. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently are conducting this advisory vote, commonly known as a “say-on-pay” vote, every year and expect to hold the next say-on-pay vote in connection with our 2020 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary for approval of this resolution. Abstentions and broker non-votes will not be counted for determining whether this resolution is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

27	Executive Summary

28	2018 Performance

30	2018 Compensation Decisions and Actions

32	CEO Pay At-A-Glance

33	Aligning Pay with Performance

34	Consideration of 2018 Say-on-Pay Vote

35	Determining Compensation for 2018

37	Key Elements of the Executive Compensation Program

38	Analysis of 2018 Compensation

38	Base Salary

38	Annual Cash Incentive

40	Long-Term Incentives

44	Retirement Programs

46	Deferred Compensation

46	Other Benefits

46	Severance Agreements

47	Stock Ownership Guidelines

47	Anti-Hedging/Pledging Policies

47	Compensation Risk Assessment

47	Clawback Provisions

48	Certain Tax and Accounting Considerations

48	Compensation Committee Report

Executive Summary

This section provides a summary of our executive compensation program, key compensation decisions, and performance targets and results for incentive plans in which our named executive officers participated for the year ending December 31, 2018. For 2018, our named executive officers (or “NEOs”) were:

●	Richard G. Kyle, President and CEO;
●	Philip D. Fracassa, Executive Vice President, Chief Financial Officer;
●	Christopher A. Coughlin, Executive Vice President, Group President;
●	Ronald J. Myers, Executive Vice President, Human Resources; and
●	Carolyn E. Cheverine, former Executive Vice President, General Counsel and Secretary.

Effective as of July 19, 2018, Ms. Cheverine ceased serving as Executive Vice President, General Counsel and Secretary and her employment with the Company ended. There were no other executive officers serving as of December 31, 2018.

Executive Compensation Philosophy

We design our executive compensation plans and programs to help us attract, motivate, reward and retain highly qualified executives who are capable of creating and sustaining value for our shareholders over the long term. The structure of our programs enables us to provide a competitive compensation and benefits package while aligning senior executive interests with those of our shareholders. The following chart highlights the key considerations behind the development, review and approval of the compensation for our NEOs:

Objectives

Our executive compensation program is designed to:

●   Align the interests of our executives and shareholders

●   Reward for sustained, strong business results

●   Attract, retain and motivate the best talent

Philosophy

Our executive compensation philosophy is built on the following principles:

●   Recognizing that people are our most important asset

●   Rewarding results linked to both short- and long-term performance (pay- for-performance)

●   Positioning our pay to be competitive in the marketplace

●   Focusing on increasing shareholder value

2018 Performance

2018 was an outstanding year for Timken on a number of fronts, with strong operating and financial performance both year-over-year and as compared against other industrial peers. We profitably grew the Company in 2018, increasing revenue approximately 19% to $3.58 billion, net income approximately 49% to $302.8 million and adjusted EBIT by approximately 52% to $500.53 million. We achieved strong EPS of $3.86 and record adjusted EPS of $4.183, up approximately 50% and 59%, respectively, from the prior year. The adjusted EPS for 2018 was 37% higher than any previous year in the Company’s history. In addition, we generated ROIC of 12.8%3 in 2018, an improvement of 230 basis points from the prior year.

Our Company’s strong performance during 2018, discussed throughout the Compensation Discussion & Analysis (“CD&A”), resulted in above-target annual cash incentive compensation plan payouts for 2018. Similarly, improved performance over the 2016-2018 cycle, particularly in 2017 and 2018, resulted in slightly above-target payouts from 2016-2018 performance-based restricted stock units. See page 38 for details on annual cash incentive award decisions, and “2018 Long-Term Incentive Decisions” on page 41 for more details on long-term incentive award payouts. Overall, executive compensation for 2018 reflects our compensation objectives and our strong financial and operating performance, demonstrating a long-standing commitment to pay our executives based upon the performance they deliver.

3 See Appendix A for reconciliations of adjusted EBIT, adjusted EPS, and ROIC to their most directly comparable GAAP financial measures. ROIC is calculated as adjusted net operating profit after taxes divided by average invested capital. These performance metrics used for external reporting may not correlate exactly to their corresponding compensation adjusted metrics due to slightly different adjustments (see pages 40, 42 and 43 for more details on how the compensation adjusted metrics are calculated). Amounts for fiscal year 2016 are restated to account for the re-measurement of pension and other post-retirement assets and obligations, otherwise known as mark-to-market accounting, which the Company adopted in 2017.

Our commitment to creating long-term shareholder value is reflected in our multi-faceted approach to capital allocation. We generated net cash from operations of approximately $332.5 million and free cash flow of $219.94 million. We invested approximately $112.6 million in capital expenditures to grow and improve the competitiveness of our business, which strengthened our global leadership position in tapered roller bearings, grew our offering in industrial bearings and other products, and captured market share. In addition, we returned $184.2 million in capital to shareholders through the payment of dividends and the repurchase of 2.3 million shares, or approximately 3% of our outstanding shares, during the year. We allocated approximately $8315 million towards three acquisitions that significantly expanded our power transmission portfolio and geographic reach (Cone Drive - a leader in precision drives, Rollon - a leader in engineered linear motion products, and ABC Bearings - which strengthened our position in the growing India bearing market).

Execution of our strategy has created shareholder value by delivering TSR of 12.2%, 1.5% and 12.8% over the past three-, five- and ten-year periods, respectively. Our three-year TSR, which reflects the execution of our new strategy following the Spinoff, outpaced both our compensation peers and the S&P 500 index, while our five-year TSR outpaced our compensation peers, in each case over the same respective timeframes. Our ten-year TSR, which reflects the alignment of our strategy with long-term shareholder value creation, was slightly below both the S&P 500 index and our compensation peers over the same timeframe. Additionally, we increased and paid out our 386th consecutive quarterly dividend, continuing one of the longest active streaks on the NYSE and making 2018 the fifth consecutive year of annual dividend increases.

*Total Shareholder Return for the Company was calculated on an annualized basis, assumes quarterly reinvestment of dividends and takes into account the value of TimkenSteel common shares distributed in the Spinoff.

**See page 35 for the companies that are included in the compensation peer group for 2018.

4 See Appendix A for reconciliation of free cash flow to its most directly comparable GAAP equivalent.

5 ABC Bearings was acquired using shares of the Company’s majority-owned subsidiary, Timken India Limited, and the target value of those shares is included in the $831 million.

While TSR is one measure of performance, we believe that our EPS and adjusted EPS demonstrate a significant link between our overall performance and our executive compensation practices. To demonstrate this strong link, the table below provides year-over-year changes in EPS and CEO compensation as disclosed in the 2018 Summary Compensation Table (“CEO SCT Compensation”).

Note: 2014-2016 results depicted above are as reported and prior to the adoption of mark-to-market accounting.

*See Appendix A for reconciliation of adjusted EPS to its most directly comparable GAAP equivalent.

**Realized compensation was generally lower than CEO SCT Compensation shown in the chart above due to below target payouts for performance-based restricted stock unit cycles during most of these periods: (a) 2011-2013 cycle – 119% of target paid in 2014; (b) 2012-2014 cycle – 71% of target paid in 2015; (c) 2013-2015 cycle – 69% of target paid in 2016; (d) 2014-2016 cycle – 100% paid in 2017; and (e) 2015-2017 cycle – 55% of target paid in 2018. For the 2014-2016 cycle, the Compensation Committee awarded cliff-vesting time-based restricted stock units instead of performance-based restricted stock units because it was unable to set meaningful multi-year performance targets due to the Spinoff and it believed that cliff-vesting, time-based restricted stock units would provide a strong incentive for employees to remain committed to the Company during the implementation of the Spinoff.

2018 Compensation Decisions and Actions

Factors Guiding Our Decisions (see page 35 for details)

●   Executive compensation program objectives and philosophy

●   Financial performance

●   CEO recommendations for other NEOs

●   Assessment of risk management, including avoidance of unnecessary or excessive risk taking to ensure long-term shareholder value

●   Shareholder input including “say-on-pay” vote

●   Advice of independent outside compensation consultant

●   General market and peer company pay practices

●   Current and historical compensation

●   Performance across key financial metrics, including TSR, compared to U.S. industrial peers and global bearing companies

● General market conditions and cyclicality of the markets in which we operate

Program Updates Implemented at the Beginning of 2018

●   Eliminated the financial planning allowance for NEOs.

●   Added adjusted EBIT margin to the annual cash incentive program as a third metric to shift weight from quantity of earnings to quality of earnings.

●   Shifted weighting from adjusted EPS to adjusted ROIC in the long-term incentive program to increase emphasis on return on invested capital.

Key 2018 Compensation Decisions (see page 38 for details)

The compensation decisions outlined below demonstrate the multiple factors guiding our compensation decisions.

Base Salary

●   CEO: Mr. Kyle received a base salary increase of 5.6% in March 2018. His last base salary increase prior to this was in May 2014.

●   Other NEOs: Mr. Fracassa received a base salary increase of 5.0% in March 2018. Ms. Cheverine, Mr. Coughlin and Mr. Myers received base salary increases of 3.0% in March 2018.

Annual Cash Incentive

Based on the Company’s 2018 performance, annual cash incentive awards were paid at 175.5% of target for the NEOs, reflecting above-target performance for this time period and the exercise of negative discretion by the Compensation Committee to align incentive payments for the NEOs with the payouts under the Company’s corporate annual cash incentive plan. For additional details, see the “Annual Cash Incentive” section on page 38.

Long-Term Incentives

The NEOs received target grants of nonqualified stock options, time-based restricted stock units and performance-based restricted stock units in 2018, with grant values ranging from approximately $0.4 million to $4.2 million.

Performance-based restricted stock units (which are based on adjusted ROIC and adjusted EPS performance) were earned at 114% of target for the 2016-2018 performance period, which reflected record 3-year cumulative adjusted EPS during this period and improved adjusted ROIC performance over the 2016-2018 cycle.

2019 Program Updates

●   Replaced working capital metric with a free cash flow metric in the annual incentive plan.

●   Shifted additional weighting from adjusted EPS to adjusted ROIC (following prior increase in adjusted ROIC weighting for 2018) in the long-term incentive plan to further increase emphasis on return on invested capital.

●   Modified our compensation peer group for fiscal year 2019 by replacing Westinghouse Air Brake Technologies Corporation (due to their pending acquisition of General Electric Company’s transportation segment) with Terex Corporation, and Donaldson Company, Inc. with Altra Industrial Motion Corporation (because the Compensation Committee felt that Altra Industrial Motion Corporation was a more suitable peer as a result of its completion of the acquisition of Fortive Corporation’s automation and specialty business).

CEO Pay At-A-Glance

Target pay for 2018 for Mr. Kyle was determined by the Compensation Committee after consideration of the factors described below under “Determining Compensation for 2018.” The Compensation Committee considered the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Further details are provided on page 35.

Elements of our executive compensation consist of base salary, annual cash incentive, long-term incentives that include restricted stock units (time-based and performance-based) and stock options, and other employee benefits.

The chart below provides annualized 2018 compensation levels for Mr. Kyle as compared to the median of our compensation peer group and general industry survey data. This data represents targeted compensation levels excluding the impact of “all other compensation” and pension value changes, which reflects how the Compensation Committee evaluated Mr. Kyle’s compensation levels when determining 2018 pay. When considering how compensation aligns with external benchmarks we believe it is appropriate to consider total compensation without the impact of all other compensation and pension value changes (particularly as changes in pension value can be heavily impacted by external factors such as interest rates and changes to mortality assumptions). In 2018, the Company announced that, effective December 31, 2022, most U.S. participants, including Messrs. Coughlin, Fracassa, Kyle and Myers, will cease to accrue pension benefits under the Company’s defined benefit pension plans. See page 44 for more details.

*Peer data consists of U.S. industrial companies with median revenue of $3.1 billion. See page 35 for more details on the companies in the peer group. Survey data consists of pay practices of companies adjusted to $3.2 billion via the use of regression analysis. All Timken long-term incentives (nonqualified stock options, performance-based restricted stock units and time-based restricted stock units) settle in equity to further align our executives’ long-term financial interests with those of our shareholders.

Aligning Pay with Performance

The Company’s success depends largely on the contributions of motivated, focused and energized employees all working to achieve our strategic and financial objectives. This understanding shapes our approach to providing a competitive compensation and benefits package to our CEO and the other NEOs.

Pay-for-performance is one of the principles that make up our executive compensation philosophy. To ensure that we are adhering to this principle, we evaluate the degree of alignment of our total incentive compensation to our business results, including the level of adjusted EBIT, adjusted EBIT margin, working capital as a percentage of sales, adjusted ROIC and adjusted EPS, which we believe are key performance metrics that drive long-term TSR.

The Company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet these objectives. The elements of executive compensation provided to our NEOs for 2018 consisted of base salary, annual cash incentive, long-term incentives including nonqualified stock options, time-based restricted stock units, performance-based restricted stock units and other employee benefits. Our compensation program is designed to link pay and performance.

The Company’s Approach to Rewarding Performance

Annual Cash Incentive

●  Reward achievement of short-term individual and corporate performance goals

Time-Based Restricted Stock Units and Stock Options

●  Reward long-term shareholder value creation

●  Reinforce ownership in the Company

●  Support retention of executives

●  Align executive compensation with shareholder interests

Performance-Based Restricted Stock Units

●  Reward long-term financial results that drive shareholder value

●  Reinforce ownership in the Company

●  Align executive compensation with shareholder interests

●	Program Design: 85% of the targeted total direct compensation for Mr. Kyle and between 62% and 76% of the targeted total direct compensation for the other NEOs is comprised of incentive-based pay.

●

Performance Assessment: Our Compensation Committee uses a comprehensive process to assess Company performance. We believe our plan and financial metrics focus management on the appropriate objectives for the creation of both short- and long-term shareholder value.

The Company’s incentive compensation program for executives is designed to link compensation with key financial and operating goals, some of which are short term, while others take several years or more to achieve.

	Short-Term (Cash) Annual Incentive*	Long-Term (Equity) Performance- Based Restricted Stock Units*	Long-Term (Equity) Time-Based Restricted Stock Units	Long-Term (Equity) Nonqualified Stock Options
Objective	Short-term operational business priorities and shareholder value creation	Long-term strategic financial goals and shareholder value creation	Long-term shareholder value creation	Long-term shareholder value creation

Time Horizon and 2018 Metrics	One year 60% adjusted EBIT 20% adjusted EBIT margin 20% working capital as a percentage of sales	Three years 70% adjusted EPS 30% adjusted ROIC	Four-year vesting period (1/4 per year)	Four-year vesting period (1/4 per year) and 10-year exercise period

*See “Annual Cash Incentive” and “Long-Term Incentives: Performance Based Restricted Stock Units” sections on pages 38 and 42 for more details.

Other key features of our executive compensation program include:

●

Stock ownership requirements: Our stock ownership guidelines require all senior executives to meet specific ownership targets based on position. This requirement aligns the interests of our executives to those of our shareholders. See page 47 for more information.

●

Clawback provisions: The Company maintains specific provisions regarding the recovery (“clawback”) of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. See page 47 for more information.

Consideration of 2018 Say-on-Pay Vote

In evaluating the design of our executive compensation programs and the specific compensation decisions for each of our NEOs, the Compensation Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting, in addition to other factors. In 2018, approximately 97% of the votes cast approved the compensation for our NEOs described in our Proxy Statement for the 2018 Annual Meeting of Shareholders. Based on this strong level of support, the Compensation Committee did not make any changes to our compensation programs or policies that were specifically driven by the results of the say-on-pay vote.

Use of Peer Group and Market Data for Our 2018 Executive Compensation Program

The Company establishes target compensation levels that are consistent with market practice and internal equity considerations relative to base salaries, annual cash incentive awards and long-term incentive grants, as well as with the Compensation Committee’s assessment of the appropriate pay element mix for the position.

In order to gauge the competitiveness of its compensation programs, the Company reviewed compensation practices and pay opportunities from general industry survey data, as well as from a selection of publicly traded peer companies. The Company attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in its relevant labor markets.

Specifically, in 2018, the Company used information regarding the pay practices of general industry companies in the WTW Executive Compensation Database, regressed to $3.2 billion in annual revenue. The Company believes that revenue and operational footprint are appropriate indicators of the size and complexity of an organization, which should be reflected in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Compensation Committee with respect to its 2018 executive compensation decisions for our NEOs.

The Company also used a compensation peer group as an additional reference point when determining executive compensation. The 2018 peer group consisted of a select group of similarly sized U.S. industrial companies that our Compensation Committee believes are representative of the talent market in which we compete and consisted of the following companies:

Allison Transmission Holdings, Inc.	Donaldson Company, Inc.*	Nordson Corporation

American Axle & Manufacturing Holdings, Inc.	Flowserve Corporation	Regal Beloit Corporation

Carlisle Companies Incorporated	IDEX Corporation	Rexnord Corporation

Colfax Corporation	ITT Inc.	Trinity Industries, Inc.

Crane Co.	Kennametal Inc.	Triumph Group, Inc.

Dana Incorporated	Meritor, Inc.	Westinghouse Air Brake Technologies Corporation*

While the Compensation Committee considered peer group data in determining the general competitiveness of executive compensation, it is only one factor taken into consideration when determining the total compensation for our NEOs. The Compensation Committee also considered other factors listed in “Factors Guiding Our Decisions” on page 30.

*For fiscal 2019, we replaced Westinghouse Air Brake Technologies Corporation (due to their pending acquisition of General Electric Company’s transportation segment) with Terex Corporation, and Donaldson Company, Inc. with Altra Industrial Motion Corporation (because the Compensation Committee felt that Altra Industrial Motion Corporation was a more suitable peer as a result of its completion of the acquisition of Fortive Corporation’s automation and specialty business).

Determining Compensation for 2018

Role of the Compensation Committee

Each year, the Compensation Committee determines the appropriate level of compensation for our NEOs. As part of this process, the Compensation Committee reviews all of the components of compensation for the NEOs and determines if each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee reviews each component of compensation individually, references competitive market data (25th to 75th percentile) for each individual element, as well as total direct compensation and, after consideration of additional factors (e.g,. the executive’s responsibilities, experience level, tenure, performance in the position and Company performance, including TSR), may make adjustments to any element of an executive’s compensation in establishing such executive’s total direct compensation.

The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual cash incentive award opportunities and long-term incentive grants for the Company’s NEOs.

In the course of this analysis and development of proposed total compensation packages, WTW, the Compensation Committee’s external compensation consultant, reviews the relevant information and discusses its findings with the Compensation Committee.

The compensation package for the CEO is determined by the Compensation Committee and approved by the independent Directors of the Board during executive session.

Role of the CEO and Management

The CEO, in consultation with executive compensation leadership and WTW, prepares compensation recommendations for the NEOs (other than the CEO) and presents these recommendations to the Compensation Committee. These recommendations are based on the CEO’s personal review of each NEO’s performance, job responsibilities and importance to our overall business strategy, as well as our compensation philosophy. Although these recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation for the NEOs.

As part of this process, individual elements of compensation provided to our NEOs are generally compared to general industry market data and peer group data and the total compensation package is considered in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. Total direct compensation (base salary, annual cash incentive and long-term incentive grants) also is evaluated in relation to the total compensation for positions with similar levels of responsibility derived from the general industry market data and peer group data.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Compensation Committee of market trends, the Compensation Committee engages the services of WTW, an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders. WTW also provides the Compensation Committee with market data, which the Compensation Committee generally references when determining compensation for executive officers.

In 2018, WTW’s primary areas of assistance to the Compensation Committee were:

●	Gathering information related to current trends and practices in executive compensation in response to questions raised by the Compensation Committee and management;

●	Reviewing information developed by management for the Compensation Committee and providing its input on such information to the Compensation Committee;

●	Attending and participating in meetings with the Compensation Committee, as well as briefings with the Compensation Committee chairperson and management prior to meetings; and

●	Reviewing with management and the Compensation Committee materials to be used in preparing the Company’s Proxy Statement.

The Compensation Committee has authorized WTW to interact with the Company’s management, as needed, on behalf of the Compensation Committee with respect to executive compensation matters. WTW also provides actuarial, pension administration and other services to the Company, which are unrelated to the work that WTW provides to the Compensation Committee. The WTW consultants who advise the Compensation Committee are different from the WTW employees who perform work for the Company in other areas. In order to maintain independence, WTW has adopted internal safeguards to ensure that its executive compensation unit, which provides support to the Compensation Committee, is maintained separately from its other business units that provide advice to the Company’s management. For more information regarding fees paid to WTW by the Company in 2018 and the Compensation Committee’s assessment that there is no conflict of interest in the work performed by WTW with respect to executive compensation, see page 19 of the Proxy Statement.

Key Elements of the Executive Compensation Program

	Link to Program Objectives	Type of Compensation	Key Features

Base Salary	A standard compensation element in executive compensation packages, offering market competitive fixed compensation to attract and retain talent.	Cash	Provides a consistent source of income.

Annual Cash Incentive	A cash-based award that encourages executives to focus on specific annual corporate performance goals.	Cash	Target incentive opportunity is set as a percentage of base salary, and award is paid out only if threshold performance levels are met.

Long-Term Incentive: Nonqualified Stock Options	Helps ensure that executive pay is directly linked to stock price appreciation and promotes retention.	Long-Term Equity	Four-year vesting and 10-year exercise period; NEOs holding nonqualified stock options will only receive value if the stock price rises.

Long-Term Incentive: Performance-Based Restricted Stock Units	Requires achievement of specified strategic financial and operating metrics over a three-year period that the Compensation Committee believes are highly correlated to driving long-term shareholder value. It also further aligns the long-term financial interests of our executives with those of our shareholders.	Long-Term Equity	Designed to reward executives for attainment of specified 3-year corporate performance goals; value is delivered in equity to align with shareholder experience. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the three-year performance cycle.

Long-Term Incentive: Time-Based Restricted Stock Units	Rewards long-term shareholder value creation, enhances executive stock ownership and promotes retention.	Long-Term Equity	Four-year time vesting; value is delivered in equity to align with shareholder experience. Cumulative dividend equivalents are paid in cash upon vesting.

Retirement and Savings Benefits	An element of our benefits program that helps attract and retain executive talent.	Benefit	NEOs receive retirement and savings benefits through several plans: ● Qualified and nonqualified defined contribution plans*; ● Qualified and nonqualified defined benefit plans*; and

● Deferred compensation plan. *See “Retirement Programs” on page 44 for NEO eligibility

Other Benefits	Keeps program competitive and provides health, disability and life insurance protection for executives.	Benefit	Perquisites are limited in amount and use.

Severance and Change in Control Agreements	Helps ensure NEOs remain focused on creating sustainable performance.	Benefit

Agreements help protect the Company and the NEOs from risks by providing:

●   Economic stability;

●   Death or disability payments; and

●   Payments and benefits in the event of a qualifying termination of employment, including in connection with a change in control.

Analysis of 2018 Compensation

Base Salary

Base salaries for the NEOs are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee initially determines base salary ranges for executive officers based on external general market and peer group data for salary practices for positions with similar levels of responsibility. The Compensation Committee also reviews base salaries for the NEOs annually in light of each officer’s experience, leadership, current salary and position in the salary range.

Establishing Base Salaries When establishing base salaries for NEOs, the Compensation Committee considers general industry data for comparable roles and peer group data as a guideline.

2018 Base Salary Decisions

●	CEO: Mr. Kyle received a base salary increase of 5.6% in March 2018. His last base salary increase prior to this was in May of 2014.

●	Other NEOs: Mr. Fracassa received a base salary increase of 5% in March 2018. Ms. Cheverine, Mr. Coughlin and Mr. Myers received base salary increases of 3% in March 2018.

Annual Cash Incentive

The Company’s annual cash incentive program provides the NEOs with the opportunity to earn compensation based on the achievement of annual corporate performance goals established by the Compensation Committee and approved by the Board. It is intended to focus the NEOs on specific performance goals in the applicable year. For all NEOs, the 2018 annual cash incentive opportunity was delivered through the Senior Executive Management Performance Plan (the “SEMPP”).

Linking Compensation to Performance

The Compensation Committee established
adjusted EBIT as the primary performance
measure because it believes this measure
is closely correlated with the creation of
shareholder value.

In prior years, our SEMPP permitted us to grant awards that could qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, as a result of U.S. federal tax reform legislation adopted in late 2017 (“U.S. Tax Reform”), that exemption is no longer available for SEMPP awards (beginning with award opportunities granted for 2018). At this time, the Company plans to continue to utilize the shareholder-approved SEMPP to deliver the annual cash incentive opportunities to NEOs for the 2019 plan year.

In 2018, the Company used adjusted EBIT, adjusted EBIT margin, and working capital as a percentage of sales (based on adjusted earnings used for external reporting, further adjusted to exclude post-closing operating results of acquisitions) as the performance measures for funding the SEMPP. Mr. Kyle, as CEO, had a target award opportunity of 120% of base salary and the other NEOs had target award opportunities ranging from 55% to 75% of base salary in 2018.

Setting Targets and Aligning the Executive Annual Cash Incentive Plan with the Corporate Annual Cash Incentive Plan

Like other eligible corporate Company employees, our NEOs have the opportunity to receive an annual cash incentive award for meeting or exceeding a series of individual and collective performance targets over the course of the year. While the SEMPP is the plan the NEOs participate in, the payouts from this plan take into account payouts associated with the Company’s corporate annual cash incentive plan that covers other eligible corporate employees generally. Annual cash incentive payouts are determined by:

●   Corporate performance (measured by adjusted EBIT, adjusted EBIT margin and working capital as a percentage of sales); and

●   Individual performance.

Specific factors that go into setting the targets include consideration of prior-year results for the Company as compared to results for global bearing companies and U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets, and macro-economic factors such as currency rates.

Performance goals for the Company’s corporate annual cash incentive plan were set near the beginning of 2018. The 2018 adjusted EBIT target was set approximately 27% higher than the 2017 adjusted EBIT target, and represents a 14% increase over actual 2017 adjusted EBIT results (using comparable exclusions).

The 2018 target for working capital as a percentage of sales of 27.8% was made more challenging to achieve (because it required a 120 basis point improvement to obtain a target payout for this financial metric) than the 2017 target for working capital as a percentage of sales of 29.0%, and represents a 30 basis point improvement over actual 2017 working capital as a percentage of sales of 28.1%.

The 2018 adjusted EBIT margin target (which was newly added for 2018) of 11.5% was set at a level that was 70 basis points higher than 2017 actual adjusted EBIT margin results of 10.8%.

In addition to the performance measures used in the SEMPP, performance against the corporate annual cash incentive plan goals is a factor the Compensation Committee considers when determining an NEO’s annual cash incentive payout. A summary of performance and calculated payouts for 2018 annual cash incentives are shown in the section below.

2018 Annual Performance Award Decisions

Under the SEMPP, actual performance under the three financial metrics must reach the respective minimum threshold for that portion of the SEMPP award to be funded. Performance targets and actual performance levels for the 2018 SEMPP and corporate annual cash incentive plan are shown in the tables below. Straight-line interpolation is used to calculate actual payouts under the plan.

SEMPP

	Threshold	Target	Maximum	Actual
Adjusted EBIT* (60% weighting)	$215M	$358M	$466M	$488M (260% funding)

Adjusted EBIT Margin (20% weighting)	9.5%	11.5%	13.0%	14.0% (260% funding)
Working Capital as a % of Sales (20% weighting)	32.5%	27.8%	24.0%	29.9% (129.8% funding)

Plan Funding	80%	170%	260%	234% funding

Corporate Annual Cash Incentive Plan

	Threshold	Target	Maximum	Actual

Adjusted EBIT* (60% weighting)	$251M	$358M	$466M	$488M (200% payout)

Adjusted EBIT Margin (20% weighting)	9.5%	11.5%	13.0%	14.0% (200% payout)

Working Capital as a % of Sales (20% weighting)	32.5%	27.8%	24.0%	29.9% (77% payout)

Plan Payout	50%	100%	200%	175.5% payout

*Adjusted EBIT less than $215M would have resulted in zero payout for the plan. Between $215M and $251M, a payout under the Adjusted EBIT Margin metric and/or Working Capital as a % of Sales metric would have been possible. The Adjusted EBIT target was modified slightly due to the divestment of Groeneveld Information Technology Holding B.V., a non-core telematics business that had sales of approximately $15 million for the twelve months ended September 30, 2018.

Because actual performance for both adjusted EBIT and adjusted EBIT margin were above target, the 2018 SEMPP was eligible to fund at 234% of target. However, the calculated award for the 2018 corporate annual cash incentive plan was 175.5% for corporate participants. Accordingly, the 2018 cash award payout equaled 175.5% of the target opportunity for Mr. Kyle and the other NEOs, reflecting the Compensation Committee’s use of negative discretion to reduce payouts from the SEMPP to be in line with the corporate plan (reflected in the chart above). While payouts to participants in the corporate plan are subject to certain multipliers based upon individual performance, seniority and employment grade, no similar multipliers were applied to the 2018 cash award payouts for the NEOs. The SEMPP metrics were chosen to drive short-term operational business priorities that the Compensation Committee believes will help drive shareholder value over time. The targets for the SEMPP for 2018 were established at more challenging levels than 2017 results and the payouts are a reflection of very strong results for 2018 as the Company achieved record adjusted EPS and significantly increased revenue, net income, adjusted ROIC, adjusted EBIT and adjusted EBIT margin from the prior year.

Long-Term Incentives

The Compensation Committee administers the Long-Term Incentive Plan, which was approved by our shareholders. Awards under the Long-Term Incentive Plan can be made in the form of common shares, nonqualified stock options, incentive stock options, stock appreciation rights, performance shares, performance units, restricted shares, restricted stock units, deferred shares and dividend equivalents. In 2018, the Company granted to the NEOs:

●

Nonqualified stock options that vest 25% per year over four years with a 10-year exercise period and are intended to provide value to the holder only to the extent that the share price rises above the market price of the common shares at the time the option is granted;

●

Performance-based restricted stock units that are earned based on the achievement over a three-year period of strategic, financial and operating metrics and are intended to further align the long-term financial interests of our executives with those of our shareholders and link compensation to building long-term shareholder value; and

●	Time-based restricted stock units that vest 25% per year over four years and provide strong alignment between the interests of Company executives and shareholders.

The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of its common shares. In the case of stock options, the recipient recognizes value only to the extent that the share price on the exercise date exceeds the grant date exercise price. For performance-based restricted stock units, the value of the grant is tied to both the Company’s share price and the achievement of financial and operating metrics, while the value of time-based restricted stock units is directly linked to the Company’s share price.

In each case described above, an executive generally must remain employed by the Company for a specified period of time to earn the full value of an award, which aids the Company in retaining executives. In total, the Company believes that these grants provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of our shareholders.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice and the relative importance of the objectives behind each of the grants.

2018 Long-Term Incentive Decisions

For the annual grants made in February 2018, the target value to be delivered in nonqualified stock options, performance-based restricted stock units and time-based restricted stock units was 400% of the base salary midpoint for Mr. Kyle, and between 110% and 215% of the base salary midpoint for the other NEOs. The allocation percentage between the three types of equity for NEOs receiving the annual grant was 30% nonqualified stock options, 50% performance-based restricted stock units and 20% time-based restricted stock units.

Driving Shareholder Return

Long-term incentive grants are intended to balance short-term operating objectives of the Company with long-term objectives by aligning the financial interests of our executives with those of our shareholders.

In determining the number of shares or options granted in 2018, the target value for each grant was converted to a number of shares or options, respectively, based on the opening share price on the day of the grant.

The Compensation Committee typically makes long-term incentive grants at the first regularly scheduled meeting of each year when the Compensation Committee determines all elements of the NEOs’ compensation for the year and did so in 2018.

Stock Options

In 2018, our key employees (including the NEOs) received nonqualified stock options that:

●	Have an exercise price equal to the opening share price on the date of grant;
●	Will vest over a four-year period in equal amounts each year; and
●	Will expire ten years after the date of grant.

The Compensation Committee believes that these awards help the Company retain executives and focus attention on longer-term performance. Stock options are an effective retention and motivational tool because they only have value if the share price grows over the term of the award, and then only to the extent the share price on the exercise date exceeds the grant date exercise price. For information about the specific number of stock options awarded in 2018 to each NEO, see the “2018 Grants of Plan-Based Awards” table on page 51.

Under accounting rules, nonqualified stock options are expensed over the vesting period using the Black-Scholes value on the date of grant.

Performance-Based Restricted Stock Units

To further align the long-term interests of executive leadership with those of our shareholders, and to provide an incentive to achieve long-term financial and operating objectives, the Compensation Committee granted performance-based restricted stock units to key employees (including the NEOs) that vest based on the achievement of specified performance objectives. Performance-based restricted stock units also serve to both reward and retain executives, as the receipt of a payout is linked to performance and the value of the payout is linked to the share price when the shares vest. Cumulative dividend equivalents are paid in cash based on the actual number of shares delivered at the end of the performance cycle.

2018-2020 Performance-Based Restricted Stock Units Cycle

The performance metrics for performance-based restricted stock units granted in 2018 were cumulative adjusted EPS and adjusted ROIC for a three-year performance period (2018-2020). The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted earnings as used for external reporting (net of taxes), with adjustments to exclude the effect of material changes in accounting principles or methods that are not reflected in the plan. For the 2018-2020 performance-based restricted stock unit cycle, the adjusted EPS target reflected an 8% compound annual growth rate (“CAGR”) over actual 2017 adjusted EPS (using comparable exclusions) resulting in the cumulative adjusted EPS target for the 2018-2020 performance-based restricted stock unit cycle being set approximately 45% higher than the actual cumulative adjusted EPS results for the 2015-2017 cycle, which was the most recently completed cycle at the time the 2018-2020 target was established. The 8% targeted CAGR over 2017 actual adjusted EPS results was set at a level that required meaningful improvement over the cycle. The factors that go into setting the target include consideration of prior-year results for the Company as compared to results for U.S. industrial peers, current market conditions, cyclicality and outlook, acquisitions, divestitures, past targets and performance against those targets and other factors. The three-year target for adjusted ROIC reflected a 70 basis point improvement over actual 2017 adjusted ROIC and a 110 basis point improvement over actual adjusted ROIC for the 2015-2017 cycle. The Company’s performance targets for the performance-based restricted stock units granted in 2018 are shown in the table below. Straight-line interpolation is used to calculate payouts for these performance-based restricted stock units.

2018-2020 Performance-Based Restricted Stock Units Cycle: Metrics and Weightings

	Threshold	Target	Maximum
Three-Year Cumulative Adjusted EPS (70% weighting)	$5.53	$9.22	$11.99
Adjusted ROIC* (30% weighting)	8.0%	10.5%	12.5%

Plan Funding	50%	100%	200%

*Adjusted ROIC less than 5% will result in zero payout for the cycle. Between adjusted ROIC of 5% to 8%, a payout under the Three-Year Cumulative Adjusted EPS metric is possible.

For information about the specific performance-based restricted stock units awarded to the NEOs in 2018, see the “2018 Grants of Plan-Based Awards” table on page 51.

Results for the 2016-2018 Performance-Based Restricted Stock Units Cycle

In 2016, the NEOs, other than Ms. Cheverine (who was hired after the 2016 performance-based restricted stock units were granted), received awards of performance-based restricted stock units to cover a three-year performance period (2016-2018).

The performance metrics for performance-based restricted stock units granted in 2016 were cumulative adjusted EPS and adjusted ROIC for the three-year performance period. The Compensation Committee selected these metrics because it believed they are highly correlated to driving long-term shareholder value and key elements to achievement of the Company’s business strategy. Actual performance for adjusted EPS and adjusted ROIC is calculated based on fully adjusted EPS as used for external reporting, with adjustments to exclude the effect of changes in tax law, accounting principles or methods, or other laws that are not reflected in the plan. The adoption of mark-to-market accounting for the remeasurement of pension and other post-retirement assets and obligations in 2017 and the benefits from U.S. Tax Reform (effective as of 2018) were deemed to be material changes in accounting methods and tax laws that were not originally contemplated by the Compensation Committee when the performance metrics for the 2016-2018 performance-based restricted stock unit cycle were established. Combined, these two items improved actual cumulative adjusted EPS results over the 3-year cycle by approximately $0.54 and actual adjusted ROIC results by 100 basis points. As a result, the Compensation Committee eliminated the impact from these two unplanned items, which reduced the payout.

The Compensation Committee believed that the targets for the performance-based restricted stock units granted in 2016 were appropriately challenging but achievable. The adjusted EPS target for the 2016-2018 performance-based restricted stock unit cycle reflected an 8% CAGR over actual 2015 adjusted EPS results and was also set approximately 22% higher than the actual cumulative adjusted EPS results for the 2015-2017 cycle. The adjusted ROIC target for the 2016-2018 cycle was set 50 basis points higher than actual 2015 adjusted ROIC of 10.5%.

Over the 2016-2018 cycle, adjusted EPS decreased approximately 12% year-over-year in 2016, increased approximately 25% year-over-year in 2017 and increased approximately 58% year-over-year in 2018. As a result, performance-based restricted stock units were earned at 114%, or slightly above target for the 2016-2018 cycle. Moreover, as detailed on page 28 in the “2018 Performance” section, the Company’s 3-year TSR exceeded both the median of its peers and the S&P 500 index over this period, which demonstrates support for the link between the metrics of adjusted EPS and adjusted ROIC and the creation of long-term shareholder value.

The Company’s performance goals and actual calculated results for the 2016-2018 cycle are summarized in the table below. Straight-line interpolation is used to calculate actual payouts for these performance-based restricted stock units.

2016-2018 Performance-Based Restricted Stock Units Cycle: Metrics, Weightings and Actual Results

	Threshold	Target	Maximum	Actual
Three-Year Cumulative Adjusted EPS (80% weighting)	$5.43	$7.75	$10.08	$8.26

ROIC (20% weighting)	9%	11%	14%	10.2%

Plan Funding	50%	100%	200%	114%

Under accounting rules, performance-based restricted stock units are expensed over the vesting period using the fair value on the date of grant and adjusted quarterly to account for actual and anticipated performance.

Time-Based Restricted Stock Units

Time-based restricted stock units that were awarded in 2018 to each NEO vest 25% each year over a four-year period. Cumulative dividend equivalents are paid in cash upon vesting. For information about the specific number of time-based restricted stock units awarded to the NEOs in 2018, see the “2018 Grants of Plan-Based Awards” table on page 51.

Under accounting rules, time-based restricted stock units are expensed over the vesting period using the fair value on the date of grant.

Retirement Programs

The Company has been transitioning, and continues to transition, away from defined benefit plans to the use of market-competitive defined contribution and employee savings plans for all eligible salaried employees, including the NEOs. The NEOs also participate in the Company’s nonqualified retirement programs based on eligibility.

Several years ago, the Company closed its primary defined benefit plan in the United States (the “Pension Plan”) to new entrants and ceased providing Excess Benefit Agreements to newly appointed officers. On October 1, 2018, the Company announced that, effective December 31, 2022, it would be freezing benefits under the Company’s primary U.S. defined benefit pension plan (Mr. Coughlin and Mr. Myers participate in this plan and will cease to accrue benefits after December 31, 2022). To align with this action, on November 8, 2018, the Compensation Committee approved the freezing of benefits under the Excess Benefit Agreements, effective as of December 31, 2022 (Mr. Coughlin, Mr. Fracassa and Mr. Kyle have Excess Benefit Agreements and will cease to accrue benefits after December 31, 2022).

Due to the varying tenure of our NEOs and the transition of our retirement plans, our NEOs participate (or participated) in different programs based on their eligibility as follows:

Name	Defined Benefit			Defined Contribution
	Qualified	Nonqualified		Qualified		Nonqualified
	Pension Plan	Supplemental Pension Plan		SIP Plan Matching Contributions	Core DC Contribution	Post-Tax Savings Plan
		Restoration Portion	Excess Benefit Agreement
Richard G. Kyle			✓	✓	✓	✓
Philip D. Fracassa			✓	✓	✓	✓
Christopher A. Coughlin	✓	✓	✓	✓		✓
Carolyn E. Cheverine				✓	✓	✓
Ronald J. Myers	✓	✓		✓		✓

The following is a summary of the plans in which the NEOs participate (or participated):

●

The Pension Plan benefit replaces a targeted percentage of pre-retirement income, subject to limits on benefits and compensation imposed by the Code. Eligible salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in the Pension Plan, which provides an annual benefit of 0.75% times Final Average Earnings times years of service. “Final Average Earnings” is based on the highest five non-consecutive years of eligible compensation over the 10 years preceding retirement. Eligible compensation includes base salary and annual cash incentive, but excludes long-term incentives. The benefit is payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment, including a lump sum option, available with actuarial adjustments. Participants may retire early if they meet certain eligibility requirements, with the benefit reduced if started before age 62. As of December 31, 2018, Mr. Coughlin and Mr. Myers are both eligible for early retirement.

●	The Supplemental Pension Plan benefit replaces a targeted percentage of pre-retirement income. There are two components to this plan:

(1)	A restoration portion restores benefits to affected Company employees that would otherwise be provided under the Pension Plan were it not for Code limits; and
(2)	Individual Excess Benefits Agreements for “grandfathered” NEOs, which provide for a benefit based on Final Average Earnings as described above with offsets for other Company-provided benefits.

Supplemental retirement benefits for NEOs who have an Excess Benefits Agreement will be calculated using a target benefit of 60% of Final Average Earnings, offset by the sum of: (a) an annuity which could be purchased at market rates with the value of Company matching contributions and “Core DC” contributions made under the Company’s Savings and Investment Retirement Plan (the “SIP Plan”), and “Post-Tax Savings Plan” contributions, in each case using assumed contribution rates and assuming earnings were accumulated at an 8% interest rate until benefit commencement, and (b) any Company-provided defined benefit pensions. The net benefit after offsets is automatically paid as a lifetime annuity or an unadjusted 50% joint-and-survivor annuity depending on whether the executive is married when benefits commence. Alternatively, the executive can elect an actuarially equivalent lump sum.

Participating NEOs ratably earn the 60% benefit over 10 years (15 years for Mr. Kyle) of Company service. All participating NEOs have at least five years of officer service, and are therefore fully vested in this benefit to the extent it is earned. Participating NEOs can retire after age 55, but the benefit is reduced by 4% for each year benefits commence prior to age 62.

●	The SIP Plan is a savings plan which matches 100% on the first 3% of pay contributed by the employee plus 50% on the next 3%, subject to Code limits on compensation and contributions.

●

Core DC contribution refers to non-matching Company contributions provided within the SIP Plan to eligible U.S.-based salaried employees not earning Pension Plan service. Contributions range from 1% to 4.5% of eligible compensation (up to Code limits) based on an employee’s age plus years of service.

●

Employees impacted by the December 31, 2022 freezing of benefits under the Company’s primary U.S. defined benefit pension plan will be eligible to receive the Core DC contribution under the SIP Plan after December 31, 2022.

●

The Post-Tax Savings Plan is intended to restore benefits that would be provided under the SIP Plan were it not for Code limits. Affected employees have the option each year of taking these contributions in taxable cash or to defer the amounts with interest credited at a market-based interest rate (currently prime + 1%).

Deferred Compensation

The Company permits certain employees, including the NEOs, to participate in a 1996 Deferred Compensation Plan, as amended and restated effective January 1, 2019 (the “Deferred Compensation Plan”) that allows them to defer the receipt, on a pre-tax basis, of a portion of their salary, employee or Company 401(k) or core defined contributions in excess of tax limits and/or incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. All of the NEOs were eligible to participate in the Deferred Compensation Plan during 2018 and none earned “above-market” interest, as defined by the SEC.

The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control of the Company, as defined in the Deferred Compensation Plan, participants are entitled to receive deferred amounts immediately. The Compensation Committee believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.

The value of deferred compensation amounts is quantified each year and this program is reviewed periodically for its competitiveness. The value of deferred compensation has not had a significant impact on decisions regarding salary, annual cash incentive awards or long-term incentive grants for our NEOs.

Other Benefits

The NEOs are eligible to participate in a number of benefit programs offered to certain other employees, including health, disability and life insurance programs.

The NEOs also may receive certain limited perquisites, including executive physicals, access to corporate country club memberships (although personal expenses are not reimbursed), and travel for spouses when accompanying NEOs on business travel. We eliminated the financial planning allowance for NEOs beginning January 1, 2018, continuing our practice of limiting the amount and use of perquisites that we offer to our NEOs.

The Company does not provide tax gross-ups for these benefits to executives. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation.

Severance Agreements

In addition to retirement payments, the Company provides termination-related payments through severance agreements with individual executives in the event of involuntary termination of employment without cause or, following a change in control, in the event of involuntary termination of employment without cause or termination of employment by the executive under certain circumstances. Severance agreements are provided based on competitive market practice and the Company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.

The level of severance benefits reflects the Company’s perception of competitive market practice for the NEOs’ positions, based on an assessment by WTW. Severance pay was established as a multiple of base salary and actual annual cash incentive compensation. In the event of a qualifying termination of employment, an NEO would also be entitled to vesting of equity-based awards in accordance with the respective grant agreement, health and welfare benefits, outplacement services, and (in the event of a qualifying termination that follows a change in control) benefits under our retirement benefit programs.

The types of severance benefits for which our NEOs are potentially eligible, and the potential benefit and compensation amounts, are further described and quantified below under “Potential Payments Upon Termination or Change in Control” on page 55 and in the “Termination Scenarios” table on page 58.

The severance agreements do not contain excise tax gross-up provisions.

Stock Ownership Guidelines

Stock ownership guidelines have been established for all senior executives (including the NEOs) and are intended to align the interests of executive management with those of our shareholders. These guidelines establish a specific ownership target for each of the NEOs.

In determining whether the executive met his or her individual ownership target for 2018, the Company considered shares owned by the executive, including deferred shares and time-based restricted stock units (stock settled) still subject to vesting conditions. Performance-based shares/units are not counted towards ownership until they are vested, and shares that are subject to unexercised options are not counted towards ownership.

The share ownership requirement is based on a multiple of base salary. Each NEO must meet this requirement within five years of becoming an NEO. The NEO must retain any net shares after tax until the ownership requirement is met. If ownership falls below the requirement due to a decline in share price, the expectation would be for the NEO to maintain net shares after tax with respect to vested equity awards until the ownership requirement is met. The stock ownership guidelines do not require purchasing shares on the open market, but rather maintaining net shares on future vestings. As of December 31, 2018, all active NEOs (except Mr. Myers) exceeded their individual ownership target. Mr. Myers was appointed as Executive Vice President, Human Resources in November 2017 and is on track to achieve his ownership requirement within the five-year time frame.

Stock Ownership Requirement - Multiple of Base Salary
CEO	5x
Other NEOs	3x

Anti-Hedging/Pledging Policies

The Company has a formal policy that prohibits pledging Company common shares or hedging the economic risk related to such stock ownership.

Compensation Risk Assessment

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by WTW in 2016 and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In each of 2017 and 2018, the Compensation Committee discussed any year-over-year changes that could impact risk with WTW. The Compensation Committee and WTW concluded that no plan changes were implemented in either 2017 or 2018 that would affect materially the existing risk profile of the compensation programs, and that several of our current practices effectively mitigate risk and promote performance.

Clawback Provisions

The Company maintains specific provisions regarding the recovery of awards to deter certain types of conduct, including conduct that could affect the accuracy of the Company’s financial statements. These provisions apply to both short- and long-term incentive programs where, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of Company financial results, the Company can clawback an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the Company to recover all or any portion of the equity-based or cash incentive paid or payable to the executive for some or all of the years covered by the restatement.

Certain Tax and Accounting Considerations

Among relevant considerations, the Company generally considers the overall expense arising from aggregate executive compensation, as well as the accounting and tax treatment of such programs, in setting executive compensation. Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives (and, beginning in 2018, certain former executives) to the extent such compensation exceeds $1 million per executive in any fiscal year. Historically, compensation that satisfies the Code’s requirements for performance-based compensation has not been subject to that deduction limitation, but that exemption was repealed through U.S. Federal Tax Reform, effective for taxable years beginning after December 31, 2017, unless transition relief for certain compensation arrangements in place as of November 2, 2017 is available. As a result, it is uncertain whether compensation that the Compensation Committee may have intended to structure as performance-based compensation under Section 162(m) prior to 2018 will be deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A for the year ended December 31, 2018 with our management. Based on the review and discussion referred to above, the Compensation Committee recommended to our Board, and our Board approved, the inclusion of the CD&A in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and this Proxy Statement for filing with the SEC.

John A. Luke, Jr. (Compensation Committee Chairman)
Elizabeth A. Harrell
Christopher L. Mapes
James F. Palmer
Ajita G. Rajendra
Joseph W. Ralston
Jacqueline F. Woods

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table sets forth information concerning compensation for our NEOs for 2018:

Name and Principal Position	Year	Salary	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Richard G. Kyle	2018	$941,667	$2,913,413	$1,248,177	$1,982,811	$1,303,000	$331,204	$8,720,272
President & CEO	2017	$900,000	$2,912,604	$1,248,150	$1,477,656	$1,706,000	$359,563	$8,603,973
	2016	$900,000	$2,784,713	$1,192,862	$518,400	$1,123,000	$125,768	$6,644,743
Philip D. Fracassa	2018	$536,459	$706,586	$302,526	$705,993	$202,000	$194,194	$2,647,758
Executive Vice President and Chief	2017	$512,500	$645,104	$275,865	$525,902	$670,000	$142,474	$2,771,845
Financial Officer	2016	$500,000	$615,356	$263,494	$180,000	$407,000	$69,822	$2,035,672
Christopher A. Coughlin	2018	$527,917	$911,976	$390,248	$694,752	$0	$104,786	$2,629,679
Executive Vice President, Group	2017	$515,041	$911,535	$390,345	$528,510	$833,000	$218,798	$3,397,229
President	2016	$515,041	$871,350	$373,013	$185,415	$515,000	$41,218	$2,501,037
Ronald J. Myers	2018	$372,075	$289,109	$123,995	$359,084	$132,000	$51,647	$1,327,910
Executive Vice President, Human	2017	$330,661	$289,106	$123,755	$248,826	$246,000	$37,617	$1,275,965
Resources	2016	$291,996	$176,213	$74,960	$71,476	$150,000	$20,669	$785,314
Carolyn E. Cheverine(1)	2018	$204,200	$317,015	$135,314	$197,070	-	$611,685	$1,465,284
Former Executive Vice President,	2017	$212,500	$554,990	$370,004	$159,908	-	$21,140	$1,318,542
General Counsel and Secretary

(1)	Effective as of July 19, 2018, Ms. Cheverine ceased serving as Executive Vice President, General Counsel and Secretary and her employment with the Company ended.

(2)

The amounts shown in this column for 2018 include the grant date fair market value of time-based restricted stock units granted in 2018. See the description of time-based restricted stock units on page 44. Additionally, this column includes the grant date fair market value of the performance-based restricted stock units for the 2018-2020 performance cycle at target. See the description of the performance-based restricted stock units on page 42. Should performance equal or exceed the maximum goals for these performance-based restricted stock units, the grant date fair value for such awards would be: Mr. Kyle - $4,161,380; Mr. Fracassa - $1,009,090; Mr. Coughlin - $1,301,548; Mr. Myers - $413,013; and Ms. Cheverine - $453,198. The amounts shown in this column are computed in accordance with FASB ASC Topic 718. For Ms. Cheverine, the time-based restricted stock units and performance-based restricted stock units included in this column were eligible for pro-rata vesting in connection with her cessation of employment with the Company as of July 19, 2018 in accordance with the applicable award agreement. See “Involuntary Termination Without Cause” on page 56 for more details on the treatment of these grants.

(3)

The amounts shown in this column for 2018 represent the grant date fair value of nonqualified stock options granted in 2018 (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options vest at a rate of 25% per year. Assumptions used to determine the value of these nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 11 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For Ms. Cheverine, the stock options included in this column were eligible for pro-rata vesting in connection with her cessation of employment with the Company as of July 19, 2018 in accordance with the applicable award agreement. See “Involuntary Termination Without Cause” on page 56 for more details on the treatment of these stock options.

(4)	The amounts shown in this column for 2018 represent actual cash award payouts under the annual cash incentive plan for 2018 performance.

For Ms. Cheverine, the amount in this column reflects pro-ration in connection with the end of her employment with the Company as of July 19, 2018 in accordance with the terms of the annual incentive plan. See “Involuntary Termination Without Cause” on page 56 for more details on the treatment of this annual cash incentive.

(5)

The amounts shown in this column for 2018 represent the difference between the accumulated benefit amounts shown in the 2018 Pension Benefits Table as of December 31, 2018 and those amounts calculated as of December 31, 2017. See “2018 Pension Benefits Table” on page 53 for a description of how the amounts as of December 31, 2018 were calculated. The amounts as of December 31, 2017 were calculated in the same manner as the December 31, 2018 amounts, except that a discount rate of 3.80% was used (compared to discount rates of 4.38% for the 2018 amounts for nonqualified benefits and 4.39% for the 2018 amounts for qualified benefits). For 2018, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). A measurement date of December 31, 2018 was used for all NEOs. Although $0 is reported for Mr. Coughlin, his aggregate accumulated benefits as of December 31, 2018 represented a decrease of $86,000 from his aggregate accumulated benefits as of December 31, 2017 because the negative impact from the increase in the discount rate outweighed the impact from changes to the other factors used in calculating his benefit.

(6)	The amounts shown in this column for 2018 are detailed in the following table:

Name	Annual Company Contribution to SIP Plan and Core DC Program (a)	Annual Company Contribution to Post-Tax Savings Plan (b)	Executive Physicals	Personal Use of Company Country Club Memberships (c)	Spousal Travel and Related Expenses (d)	Cash Dividend Equivalents (e)	Life Insurance (f)	Other (g)
Richard G. Kyle	$22,000	$171,108	$1,778	$6,763	$1,995	$124,810	$2,750	-
Philip D. Fracassa	$22,000	$133,876	$2,541	$4,369	$1,756	$27,579	$2,073	-
Christopher A. Coughlin	$12,375	$35,164	$1,157	$818	$14,170	$39,029	$2,073	-
Ronald J. Myers	$12,375	$15,565	$2,365	-	$11,535	$8,060	$1,747	-
Carolyn E. Cheverine	$24,700	$10,447	-	-	-	-	$1,798	$574,740

(a)

“SIP Plan” refers to the Savings and Investment Retirement Plan, which is the Company’s primary U.S. qualified defined contribution plan for eligible salaried employees, under which the Company makes matching contributions and “Core DC” contributions to the accounts of eligible salaried employees. Messrs. Kyle and Fracassa and Ms. Cheverine received Core DC contributions during 2018. See the “Retirement Programs” section on page 44 for plan details.

(b)

The “Post-Tax Savings Plan” is the Company’s non-tax qualified restoration plan for eligible salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Code.

(c)

The amounts shown for personal use of country club memberships reflect prorated amounts of Company-paid annual membership dues in 2018 that relate to personal use by the NEOs. There are no incremental costs to the Company for personal use, as all such costs are borne by the NEO.

(d)

The amounts shown for spousal travel include actual and estimated incremental travel expenses for when a spouse accompanied an NEO on business travel or to the Company’s 2018 strategy meeting. No tax gross-ups on the related imputed income are paid.

(e)	Reflects cumulative dividend equivalents paid in cash upon vesting for time-based restricted stock units and performance-based restricted stock units.

(f)

The amounts shown represent the actual premiums paid by the Company for term life insurance (which is provided by the Company for all eligible employees at a level equal to one times their annual salary) and long-term disability insurance.

(g)

This column reflects a severance payment of $574,740 which was made to Ms. Cheverine in connection with the end of her employment with the Company (as further described below under “Potential Payments Upon Termination or Change in Control”). This amount does not include certain additional benefits such as continuation of health and welfare benefits (estimated value of $16,500 per year) and outplacement services (estimated value of $10,000 per year) since costs are only incurred and known if these benefits are elected.

2018 Grants of Plan-Based Awards

The following table sets forth information concerning certain grants made to our NEOs during 2018:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (5)

		Threshold	Target	Maximum	Threshold	Target	Maximum
Richard G.	02/12/2018 RSUs (1)							18,650			$832,723
Kyle	02/12/2018 SEMPP (2)	$113,000	$1,921,000	$2,938,000
	02/12/2018 NQSOs (3)								121,300	$44.65	$1,248,177
	02/12/2018 Perf RSUs (4)				6,990	46,600	93,200				$2,080,690
Philip D.	02/12/2018 RSUs (1)							4,525			$202,041
Fracassa	02/12/2018 SEMPP (2)	$40,234	$683,985	$1,046,094
	02/12/2018 NQSOs (3)								29,400	$44.65	$302,526
	02/12/2018 Perf RSUs (4)				1,695	11,300	22,600				$504,545
Christopher A.	02/12/2018 RSUs (1)							5,850			$261,203
Coughlin	02/12/2018 SEMPP (2)	$39,594	$673,094	$1,029,438
	02/12/2018 NQSOs (3)								37,925	$44.65	$390,248
	02/12/2018 Perf RSUs (4)				2,186	14,575	29,150				$650,774
Ronald J.	02/12/2018 RSUs (1)							1,850			$82,603
Myers	02/12/2018 SEMPP (2)	$20,464	$347,890	$532,067
	02/12/2018 NQSOs (3)								12,050	$44.65	$123,995
	02/12/2018 Perf RSUs (4)				694	4,625	9,250				$206,506
Carolyn E.	02/12/2018 RSUs (1)							2,025			$90,416
Cheverine	02/12/2018 SEMPP (2)	$20,295	$345,015	$527,670
	02/12/2018 NQSOs (3)								13,150	$44.65	$135,314
	02/12/2018 Perf RSUs (4)				761	5,075	10,150				$226,599

(1)

The “RSUs” amounts shown reflect the time-based restricted stock units granted to each NEO in 2018 under the Long-Term Incentive Plan. See the description of time-based restricted stock units on page 44.

(2)

The “SEMPP” amounts shown indicate possible funding levels at threshold, target and maximum performance levels under the SEMPP for 2018. The SEMPP is a shareholder-approved plan in which all the NEOs participated in 2018. The Compensation Committee exercised negative discretion to reduce the NEOs’ 2018 awards to be in line with the corporate annual cash incentive plan. Target payout amounts for each of the NEOs under the corporate annual cash incentive plan calculation were as follows: Mr. Kyle - $1,130,000; Mr. Fracassa - $402,344; Mr. Coughlin - $395,938; Ms. Cheverine - $202,950; and Mr. Myers - $204,641. The amounts shown for Ms. Cheverine reflect full year target amounts, see the “Non-Equity Incentive Plan Compensation” column in the 2018 Summary Compensation Table on page 49 for her actual pro-rated payout. See the “Annual Cash Incentive” section on page 38 for additional details.

(3)

The “NQSOs” amounts shown reflect nonqualified stock options granted in 2018. All options granted to the NEOs were granted on February 12, 2018 with an exercise price equal to the opening price on the date of grant. All options were granted pursuant to the Long-Term Incentive Plan, have a 10-year term and generally will become exercisable 25% per year over the four-year period from the date of the grant.

(4)

The “Perf RSUs” amounts shown indicate aggregate threshold, target and maximum award opportunities for the performance-based restricted stock units covering the 2018-2020 cycle granted to each NEO in 2020 under the Long-Term Incentive Plan. Threshold is reflected as the minimum payout if the adjusted EPS metric payout is zero and the adjusted ROIC metric pays at threshold. See the description of the performance-based restricted stock units on page 42.

(5)

The amounts shown reflect the grant date fair market value of time-based restricted stock units, nonqualified stock options and performance-based restricted stock units granted in 2018, calculated in accordance with FASB ASC Topic 718. The fair market value of time-based restricted stock units and performance-based restricted stock units is the opening price of our common shares on the date of grant multiplied by the number of shares granted. The fair market value of options is determined by using the Black-Scholes model.

For more information regarding certain compensation arrangements with our NEOs, please refer to the “Potential Payments Upon Termination or Change in Control” section on page 55. For information regarding the amount of various compensation elements in proportion to total compensation, see the NEO pay mix charts in the “Aligning Pay with Performance” section on page 33.

Outstanding Equity Awards at 2018 Year-End

The following table sets forth information concerning unexercised Company options and stock awards that have not vested for each of our NEOs as of December 31, 2018:

	Option Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		Exercisable	Unexercisable
Richard G. Kyle	02/08/2011	17,000	-	$35.97	02/08/2021	02/12/2015	(2)	5,119	$191,041	-	-
	02/09/2012	26,200	-	$37.31	02/09/2022	02/11/2016	(2)	14,338	$535,094	-	-
	02/07/2013	30,800	-	$40.56	02/07/2023	02/13/2017	(2)	13,763	$513,635	-	-
	02/13/2014	108,800	-	$41.15	02/13/2024	02/13/2017	(3)	-	-	45,875	$1,712,055
	02/12/2015	83,287	27,763	$41.79	02/12/2025	02/12/2018	(2)	18,650	$696,018	-	-
	02/11/2016	91,900	91,900	$27.75	02/11/2026	02/12/2018	(3)	-	-	46,600	$1,739,112
	02/13/2017	29,437	88,313	$45.35	02/13/2027
	02/12/2018	-	121,300	$44.65	02/12/2028
Philip D. Fracassa	02/08/2011	5,600	-	$35.97	02/08/2021	02/12/2015	(2)	1,132	$42,246	-	-
	02/09/2012	6,000	-	$37.31	02/09/2022	02/11/2016	(2)	3,175	$118,491	-	-
	02/07/2013	4,500	-	$40.56	02/07/2023	02/13/2017	(2)	3,057	$114,087	-	-
	02/13/2014	19,400	-	$41.15	02/13/2024	02/13/2017	(3)	-	-	10,150	$378,798
	02/12/2015	18,393	6,132	$41.79	02/12/2025	02/12/2018	(2)	4,525	$168,873	-	-
	02/11/2016	20,300	20,300	$27.75	02/11/2026	02/12/2018	(3)	-	-	11,300	$421,716
	02/13/2017	6,506	19,519	$45.35	02/13/2027
	02/12/2018	-	29,400	$44.65	02/12/2028
Christopher A. Coughlin	02/08/2011	27,600	-	$35.97	02/08/2021	02/12/2015	(2)	1,600	$59,712	-	-
	02/09/2012	26,200	-	$37.31	02/09/2022	02/11/2016	(2)	4,488	$167,492	-	-
	02/07/2013	30,800	-	$40.56	02/07/2023	02/13/2017	(2)	4,313	$160,961	-	-
	02/13/2014	35,400	-	$41.15	02/13/2024	02/13/2017	(3)	-	-	14,350	$535,542
	02/12/2015	26,043	8,682	$41.79	02/12/2025	02/12/2018	(2)	5,850	$218,322	-	-
	02/11/2016	28,737	28,738	$27.75	02/11/2026	02/12/2018	(3)	-	-	14,575	$543,939
	02/13/2017	9,206	27,619	$45.35	02/13/2027
	02/12/2018	-	37,925	$44.65	02/12/2028
Ronald J. Myers	02/08/2011	3,800	-	$35.97	02/08/2021	02/12/2015	(2)	325	$12,129	-	-
	02/09/2012	5,100	-	$37.31	02/09/2022	02/11/2016	(2)	913	$34,073	-	-
	02/07/2013	5,700	-	$40.56	02/07/2023	02/13/2017	(2)	1,369	$51,091	-	-
	02/13/2014	3,900	-	$41.15	02/13/2024	02/13/2017	(3)	-	-	4,550	$169,806
	02/12/2015	5,231	1,744	$41.79	02/12/2025	02/12/2018	(2)	1,850	$69,042	-	-
	02/11/2016	2,888	5,775	$27.75	02/11/2026	02/12/2018	(3)	-	-	4,625	$172,605
	02/13/2017	2,918	8,757	$45.35	02/13/2027
	02/12/2018	-	12,050	$44.65	02/12/2028
Carolyn E. Cheverine	05/30/2017	35,441	-	$46.40	07/19/2021	05/30/2017	(4)	11,608	$433,211	-	-
	02/12/2018	3,287	-	$44.65	07/19/2021	02/12/2018	(2)	491	$18,324	-	-
						02/12/2018	(3)	-	-	2,537	$94,681

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four-year period from the date of grant.

(2)	Time-based restricted stock units vest 25% per year over the four-year period from the date of grant.

(3)	Performance-based restricted stock units vest at the end of the three-year performance cycle based on the achievement of performance objectives.

(4)

Ms. Cheverine’s deferred shares vest 100% on the fifth anniversary of the date of grant in accordance with the terms of her applicable award agreement, which provide that the award will continue to vest following the end of Ms. Cheverine’s employment with the Company as if she had remained in continuous employment.

The market value of the stock awards shown in the table above was determined based upon the closing price of our common shares on December 31, 2018, which was $37.32.

2018 Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of stock options by and vesting of other equity-based awards for our NEOs during 2018:

	Option Awards		Stock Awards (2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard G. Kyle	4,275	$129,896	98,585	$4,277,494
Philip D. Fracassa	10,000	$316,600	21,778	$944,931
Christopher A. Coughlin	-	-	30,846	$1,338,374
Ronald J. Myers	-	-	6,396	$277,658
Carolyn E. Cheverine	-	-	-	-

(1)

The value realized on the exercise of stock options is the difference between the exercise price and the fair market value of our common shares at the time of exercise. Fair market value is determined by a real-time trading quote from the NYSE at the time of exercise.

(2)

Stock awards include time-based restricted stock units and performance-based restricted stock units. The value realized on vesting for performance-based restricted stock units is the number of shares that vested in 2018 multiplied by the fair market value of our common shares on the date of vesting. Fair market value for performance-based restricted stock units is determined by the average of the high and low price of our common shares on the date of vesting, which is the date that the Compensation Committee approves the performance score payout associated with such award.

2018 Pension Benefits Table

Year-over-year changes in pension values in the 2018 Summary Compensation Table are influenced by plan participation, age, length of service, and changes in annual cash compensation, as well as external factors such as interest rates and changes to mortality assumptions. Effective December 31, 2022, eligible participants will cease to accrue pension benefits under the Company’s primary defined benefit pension plans.

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2018 (see the “Retirement Programs” section on page 44 for additional details of the material features of these plans):

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1)
Richard G. Kyle (2)	Supplemental Pension Plan	12.7	$6,993,000

	Pension Plan	-	-
Philip D. Fracassa (2)	Supplemental Pension Plan	13.2	$3,175,000

	Pension Plan	-	-
Christopher A. Coughlin	Supplemental Pension Plan	34.5	$4,958,000

	Pension Plan	34.5	$914,000
Ronald J. Myers	Supplemental Pension Plan	36.6	$583,000

	Pension Plan	36.6	$1,049,000
Carolyn E. Cheverine (2)	Supplemental Pension Plan	-	-

	Pension Plan	-	-

(1)

The “Present Value of Accumulated Benefit” is the present value of pension benefits earned as of December 31, 2018 that would be payable under that plan for the life of the executive, beginning at age 62. See Note 12 – Retirement Benefit Plans in the Notes to the Consolidated Financial Statement in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018 for details about the assumptions used to determine present value.

(2)

Because neither Mr. Kyle nor Mr. Fracassa were employed by the Company as of December 31, 2003, they did not accumulate any service under the Pension Plan. Ms. Cheverine was not a participant in the Supplemental Pension Plan or Pension Plan as these plans were closed to new entrants prior to her date of hire.

2018 Nonqualified Deferred Compensation

The table below sets forth information regarding Deferred Compensation Plan contributions, earnings and withdrawals during 2018 and the account balances as of December 31, 2018 for the NEOs:

Name	Executive Contributions in 2018 (1)	Company Contributions in 2018 (1)	Aggregate Earnings in 2018 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2018 (3)
Richard G. Kyle	$47,083	-	$14,823	-	$291,130
Philip D. Fracassa	$71,112	$62,764	$21,875	-	$455,236
Christopher A. Coughlin	-	-	-	-	-
Ronald J. Myers	-	-	$11,368	-	$200,577
Carolyn E. Cheverine	$3,318	$7,129	$225	-	$10,672

(1)	Amounts shown as executive contributions or Company contributions in 2018, if any, were reported in the 2018 Summary Compensation Table.

(2)

This column includes interest earned from cash deferrals. The earnings during this year and previous years were not above market or preferential; therefore, these amounts were not included in the 2018 Summary Compensation Table.

(3)

Includes $170,592 for Mr. Kyle, $242,114 for Mr. Fracassa, and $87,237 for Mr. Myers that was previously reported as compensation in the 2018 Summary Compensation Table for prior years (or would have been if the recipient had been an NEO in such year).

The Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt on a pre-tax basis of a portion of their salary, employee or Company 401(k) or core defined contributions in excess of tax limits and/or incentive compensation payable in cash until a specified point in the future.

Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. For further information, see the “Deferred Compensation” section on page 46.

Potential Payments Upon Termination or Change in Control

We have entered into severance agreements with each of the NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, the NEOs are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under our retirement and benefit plans in certain situations. The following circumstances would trigger post-termination payments to the NEOs: change in control followed by certain events described below, involuntary termination without cause, retirement, permanent disability and death. All scenarios are assumed to have occurred on December 31, 2018.

Change in Control

Under the Severance Agreements with the NEOs, when certain events occur, such as a reduction in the NEO’s responsibilities or base salary, or termination of the NEO’s employment without cause, within two years following a change in control of the Company (as defined in the Severance Agreements), each NEO will be entitled to receive a lump sum payment in an amount equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the greater of (a) the NEO’s annual base salary in effect prior to the termination and (b) the NEO’s annual base salary in effect prior to the change in control, plus (2) the greater of (a) the NEO’s target annual cash incentive compensation for the year in which the NEO terminates employment and (b) the NEO’s target annual cash incentive compensation for the year in which the change in control occurs.

NEO	Change In Control Multiple	Additional Service Years
Mr. Kyle	3.0x	3 years
Mr. Fracassa	3.0x	3 years
Mr. Coughlin	3.0x	3 years
Mr. Myers	1.5x	1.5 years

In addition, each NEO who is eligible for a supplemental retirement benefit would receive a lump sum amount. The lump sum amount is determined by calculating the benefit under each of the Qualified Plan and the Supplemental Pension Plan assuming the NEO continued to earn service for the number of years designated in the table above until December 31, 2022 with annual earnings during those years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on the mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Code.

The NEO also would receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the Change in Control period designated in the table above. At the time the conditions are met after a change in control, any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options. Performance-based restricted stock units vest based on actual performance through the most recent date prior to the Change in Control. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a customary release of claims against the Company. The NEO also would be entitled to continuation of health and welfare benefits through the severance period and career outplacement services.

None of the Severance Agreements with the NEOs contain an excise tax gross-up provision.

Voluntary Termination

If an NEO voluntarily terminates his or her employment with the Company, we generally provide no severance, benefits, perquisites or vesting of any equity-based grants, although the Compensation Committee reserves the right to make adjustments where warranted.

Involuntary Termination With Cause

The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an NEO is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the NEO has committed any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) that would constitute a material breach of the NEO’s duty of loyalty to the Company.

If the Company terminates an NEO’s employment for cause, no benefit is payable from any of the nonqualified pension plans.

Involuntary Termination Without Cause

In the case of an involuntary termination without cause other than in connection with a change in control, each NEO is entitled to a lump sum severance payment equal to a multiple (that is set forth in the table below for the respective NEO) of the sum of: (1) the NEO’s base salary and (2) an amount equal to the highest annual cash incentive payout percentage during the preceding five years (not to exceed 100%) multiplied by the target annual cash incentive compensation for the year in which the NEO is terminated. As consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the NEOs, as well as a customary release of claims against the Company. Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. Equity-based grants vest through the period of time equal to one year multiplied by the severance multiple in the table below in the case of an involuntary termination without cause, with up to three years to exercise stock options.

NEO	Severance Multiple
Mr. Kyle	2.0x
Mr. Fracassa	1.5x
Mr. Coughlin	1.5x
Mr. Myers	1.0x

The values shown in the Termination Scenarios table below for the retirement benefits (where eligible) are payable in the same form and manner as discussed in the “Retirement Programs” discussion on page 44. In the event of involuntary termination without cause, the benefit is determined and payable as described in the “Retirement Programs” discussion on page 44, but with up to two additional years of service credit.

Retirement

“Retirement” for purposes of grants to NEOs under the Long-Term Incentive Plan (for grants made in 2018) means either: (1) voluntary termination of the NEO at or after age 62; or (2) retirement after the NEO has reached age 55 and has accrued at least 15 years of continuous service, with the consent of the Board or the Committee. Treatment of equity awards for NEOs who retire includes normal vesting of Long-Term Incentive Plan awards as if the officer had remained in the continuous employ of the Company (except performance-based restricted stock units, which are prorated and paid at the end of the performance period).

Amounts shown in the retirement column in the Termination Scenarios table below for “Retirement Benefits” are for NEOs who are eligible to retire under the Pension Plan or under an individual Excess Benefit Agreement as of December 31, 2018 assuming the NEOs immediately retire. The amounts shown are in addition to the corresponding amounts reflected in the pension benefits table on page 53 (which assumes retirement of the NEO at age 62). See the “Retirement Programs” section on page 44 for additional details.

Death or Permanent Disability

“Permanent Disability” occurs if an NEO qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.

Benefits for NEOs who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date). The benefit is equal to 50% of the benefit payable as if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment, and died the next day. If the NEO has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

All equity-based Long-Term Incentive Plan grants immediately vest in the event of death or permanent disability, except performance-based restricted stock units, which are prorated and paid at the end of the performance period. In the case of disability, the employee has up to five years to exercise stock options. In the case of death, the survivor has up to five years to exercise stock options.

Termination Scenarios

Mr. Kyle

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$4,143,334	$6,215,001

Equity (2)	-	-	-	$6,266,438	$5,747,205	$6,092,415

Retirement Benefits (3)	-	-	-	-	$1,358,000	$4,972,000

Other Benefits (4)	-	-	-	-	$53,000	$79,500

Total	-	-	-	$6,266,438	$11,301,539	$17,358,916

Mr. Fracassa

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$1,408,204	$2,816,407

Equity (2)	-	-	-	$1,438,482	$1,315,998	$1,396,236

Retirement Benefits (3)	-	-	-	-	-	$1,228,000

Other Benefits (4)	-	-	-	-	$39,750	$79,500

Total	-	-	-	$1,438,482	$2,763,952	$5,520,143

Mr. Coughlin

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$1,385,782	$2,771,564

Equity (2)	-	-	-	$1,960,991	$1,798,164	$1,906,392

Retirement Benefits (3)	-	-	$659,000	-	-	$199,000

Other Benefits (4)	-	-	-	-	$39,750	$79,500

Total	-	-	-	$1,960,991	$3,223,696	$4,956,456

Mr. Myers

	Voluntary Resignation	Termination With Cause	Retirement(5)	Death & Disability	Termination Without Cause	Change in Control

Cash Severance (1)	-	-	-	-	$576,716	$865,074

Equity (2)	-	-	-	$564,013	$512,437	$546,734

Retirement Benefits (3)	-	-	$146,000	-	-	$286,000

Other Benefits (4)	-	-	-	-	$26,500	$39,750

Total	-	-	-	$564,013	$1,115,653	$1,737,558

Note: Ms. Cheverine is not reflected in the table above because her employment with the Company ended as of July 19, 2018. In connection with Ms. Cheverine’s cessation of employment, she received the compensation and benefits provided for in the event of an involuntary termination without cause (as described on page 56) under the terms of her outstanding deferred share, nonqualified stock option, time-based restricted stock unit and performance-based restricted stock unit agreements and her severance agreement. For more details see the 2018 Summary Compensation Table on page 49 and “Outstanding Equity Awards at 2018 Year-End” on page 52. She is also entitled to the “Other Benefits” described in footnote 4 below.

(1)	“Cash Severance” amounts are determined by multiples of annual pay provided in the Severance Agreements.

(2)

“Equity” includes deferred shares, time-based restricted stock units, performance-based restricted stock units and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain termination events previously described or at the time of death or permanent disability. Outside of the change in control context, equity-based grants vest through the period of time represented by the severance multiple in the case of an involuntary termination. All full-value awards are valued at the closing price of our common shares on December 31, 2018, which was $37.32. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested stock options that would accelerate, as provided for in the Severance Agreements. Beginning with the Long-

Term Incentive Plan grant for 2012, we modified our equity grant agreements to require double-trigger vesting for awards in the event of a qualifying termination following a change in control.

(3)

“Retirement Benefits” for eligible NEOs represent the value of additional benefits earned under the qualified and supplemental plans as a result of retirement, termination without cause, or a change in control.

(4)

“Other Benefits” consist of continuation of health and welfare benefits through the severance period, with an estimated value of $16,500 per year, plus outplacement services (if elected) with an estimated value of $10,000 per year.

(5)

Values are shown under the retirement scenario for only those NEOs who were eligible for early retirement as defined in the applicable retirement plan as of December 31, 2018, and reflect the incremental present value above what they would receive at normal retirement age. As of December 31, 2018, Mr. Coughlin and Mr. Myers both were eligible for early retirement as defined in the applicable retirement plan.

Equity Compensation Plan Information

The table below sets forth information as of December 31, 2018 regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, we have made equity compensation available to Directors, officers and other employees of the Company. The Long-Term Incentive Plan has been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)(1)	(b)(2)	(c)(3)

Equity compensation plans approved by security holders (4)	4,382,842	$38.21	3,759,864

Equity compensation plans not approved by security holders	-	-	-

Total:	4,382,842	$38.21	3,759,864

(1)

The amount shown in column (a) includes the following: nonqualified stock options – 3,189,950; deferred shares – 112,786; performance-based restricted stock units – 741,241 (assuming payout levels at target and settlement in shares); and time-based restricted stock units – 338,865 (assuming settlement in shares).

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)

The amount shown in column (c) represents common shares remaining available under the Long-Term Incentive Plan, under which the Compensation Committee is authorized to make awards of common shares, nonqualified stock options, incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, performance units and restricted stock units. Awards may be credited with dividend equivalents payable in the form of cash or common shares. In addition, under the Long-Term Incentive Plan, nonemployee Directors are eligible for awards of restricted shares, restricted stock units, common shares and option rights. In 2015, the Long-Term Incentive Plan was amended and restated and approved by shareholders at the annual meeting of shareholders to increase the number of common shares that may be issued to an aggregate of 13,000,000. Under the Long-Term Incentive Plan, for any award that is not an option right or a stock appreciation right, 2.12 (awards issued prior to May 7, 2015) / 2.6 (awards issued on or after May 7, 2015) common shares are subtracted from the maximum number of common shares available under the plan for every common share granted under the award. For awards of option rights and stock appreciation rights, however, only one common share is subtracted from the maximum number of common shares available under the plan for every common share granted. The amount in the table assumes payout levels at target and settlement in shares for performance-based restricted stock units and settlement in shares for time-based restricted stock units. At maximum payout levels for performance-based restricted stock units, an additional 1,927,227 shares would be subtracted from the number of securities remaining for future issuance under equity compensation plans. The entire amount in this column is available for future issuance other than upon the exercise of options, warrants or rights.

(4)

The Company also maintains the Director Deferred Compensation Plan and the Deferred Compensation Plan pursuant to which Directors and other employees, respectively, may defer receipt of incentive compensation payable in common shares (other than restricted shares or options) authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of common shares.

CEO PAY RATIO

For 2018, the ratio of our CEO’s annual total compensation (“CEO Compensation”) to the median of the annual total compensation of all of our employees (other than our CEO and the Excluded Employees (as defined below)) as described below (“Median Annual Compensation”), commonly referred to as the “CEO Pay Ratio”, was 173 to 1. This CEO Pay Ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below, but there may be a degree of imprecision due to the permitted use of reasonable estimates and assumptions in preparing this CEO Pay Ratio disclosure. In this summary, we refer to the employee who received our Median Annual Compensation as our “Median Employee.” For purposes of this disclosure, the date used to identify our Median Employee was December 31, 2018. We did not use the same Median Employee to calculate the CEO Pay Ratio for 2018 that we identified for the calculation in 2017 (the “2017 Median Employee”). From 2017 to 2018 there have been changes to the 2017 Median Employee’s compensation and to the size and composition of our total global workforce that, in the aggregate, caused us to reasonably believe would result in a significant change to our CEO Pay Ratio.

For purposes of this CEO Pay Ratio disclosure, CEO Compensation was $8,720,272, which represents the total compensation reported for our CEO in the 2018 Summary Compensation Table. Also for purposes of this CEO Pay Ratio disclosure, Median Annual Compensation was $50,297, which was calculated by totaling all applicable elements of compensation that our Median Employee earned during the 2018 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify our Median Employee, we utilized the consistently applied compensation measure of ‘target total direct compensation” for the period from January 1, 2018 to December 31, 2018, which measure consisted of the sum of annual base pay plus the targeted value of annual and long-term incentives. For hourly workers, annual base pay was calculated using a reasonable estimate of hours worked during 2018 multiplied by the applicable hourly rate. In addition, we annualized the total compensation (based on reasonable assumptions and estimates relating to our employee compensation program) for any employees (full-time and part-time) that commenced employment with the Company after January 1, 2018. To establish our employee pool, as permitted by the applicable SEC rules, we excluded 8276 non-U.S employees (the “Excluded Employees”) from our total global workforce of 17,456 employees as of December 31, 2018 who were employed in locations that individually represented less than 5% of our total global workforce from our Median Employee determination process to arrive at a pool of 16,629 employees (this pool, excluding the Excluded Employees and the CEO, is hereinafter referred to as the “Employee Pool”). The Employee Pool does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules, and does not exclude any employees of businesses

6 The Excluded Employees include the following number of employees from the following countries: (a) Italy – 632 employees; (b) South Africa – 86 employees; (c) Mexico – 65 employees; (d) Russia – 18 employees; (e) Israel – 8 employees; (f) Indonesia – 7 employees; (g) Turkey – 6 employees; (h) Columbia – 3 employees; and (i) Philippines – 2 employees.

acquired by us or combined with us (other than employees who otherwise qualify as Excluded Employees). We next calculated the median target total direct compensation for our Employee Pool and identified the subset of employees who were paid within a 1% range of such median (the “Comparison Group”). Finally, we selected a representative employee from the Comparison Group as our Median Employee and determined our Median Employee’s Median Annual Compensation as described above. We did not utilize any cost-of-living adjustments for purposes of this CEO Pay Ratio disclosure. Our Median Employee holds a position in our operations group in the United States.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal control over financial reporting for the 2019 fiscal year. Ernst & Young has acted as our independent accounting firm for over 100 years. We believe the long tenure of Ernst & Young’s audit relationship with us is beneficial as Ernst & Young has developed significant expertise and experience with our business, accounting policies and practices and our internal control over financial reporting, which we believe allows for a higher quality audit and a competitive fee structure.

The appointment of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the appointment of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The affirmative vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young. Abstentions will not be counted for determining whether this matter is approved. Because the ratification of the appointment of Ernst & Young is a routine matter, we do not expect any broker non-votes with respect to this matter.

Representatives of Ernst & Young are expected to be present at the 2019 Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITOR FOR THE 2019 FISCAL YEAR.

Auditor

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to us in 2018 and 2017:

	2018	2017

Audit Fees:

Consolidated financial statements	$3,614,000	$3,443,600

New accounting standards and method changes	$165,000	$751,938

Statutory audits and SEC filings	$483,400	$378,000

Total Audit Fees	$4,262,400	$4,573,538

Audit-Related Fees:

Accounting consultations	-	-

Employee benefit plan audits	-	$12,150

Total Audit-Related Fees	-	$12,150

Tax Fees:

Tax compliance	$112,486	$130,744

Tax advisory and transfer pricing	$942,841	$577,277

Total Tax Fees	$1,055,327	$708,021

All Other Fees:	$7,200	-

Total fees	$5,324,927	$5,293,709

The Audit Committee has adopted policies and procedures requiring pre-approval of all services provided by the independent auditor. Other than services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be, and have been, pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee has reviewed and discussed with management and our independent auditor the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The Audit Committee also has discussed with our independent auditor the matters required to be discussed pursuant to Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosure and the letter from our independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with our independent auditor such independent auditor’s independence, and has considered the compatibility of non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

James F. Palmer (Audit Committee Chairman)
Maria A. Crowe
Christopher L. Mapes
Ajita G. Rajendra
Joseph W. Ralston
Frank C. Sullivan

PROPOSAL NO. 4: APPROVAL OF THE TIMKEN

COMPANY 2019 EQUITY AND INCENTIVE COMPENSATION

PLAN

Introduction

We are asking shareholders to approve The Timken Company 2019 Equity and Incentive Compensation Plan (the “2019 Plan”). The Board, upon recommendation of the Compensation Committee, approved and adopted the 2019 Plan on February 6, 2019, which, if adopted by our shareholders, will succeed the Long-Term Incentive Plan and The Timken Company Long-Term Incentive Plan (the “Original LTIP” and, together with the Long-Term Incentive Plan, the “Predecessor Plans”), in each case including as amended or amended and restated. The Original LTIP terminated as to new awards on May 10, 2011 in connection with shareholder approval of the Long-Term Incentive Plan, and no further grants may be made under it. The Long-Term Incentive Plan has 1,080,026 shares remaining available for new awards as of the date of this Proxy Statement (assuming target-level payout for performance-based restricted stock units), but if the 2019 Plan is approved by our shareholders, no further grants will be made under the Long-Term Incentive Plan. However, outstanding awards under the Predecessor Plans, which are the only Company equity plans under which there are still outstanding awards, will generally continue in effect in accordance with their terms.

Shareholder approval of the 2019 Plan would constitute approval of up to 10,000,000 common shares, without par value, available for awards under the 2019 Plan, as described below and in the 2019 Plan. If the 2019 Plan is approved by shareholders, it will be effective as of the day of the 2019 Annual Meeting of Shareholders. If the 2019 Plan is not approved by our shareholders, no awards will be made under the 2019 Plan.

The actual text of the 2019 Plan is attached to this Proxy Statement as Appendix B. The following description of the 2019 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text of the 2019 Plan as set forth in Appendix B.

Why We Believe You Should Vote for this Proposal

The 2019 Plan authorizes our Compensation Committee to provide cash awards and equity-based compensation as further described below, for the purpose of providing our non-employee Directors, employees of the Company and its subsidiaries, and certain consultants and other service providers to the Company and its subsidiaries, incentives and rewards for service and/or performance. Some of the key features of the 2019 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below.

The following includes aggregated information regarding our view of the overhang associated with the Predecessor Plans and the potential dilution associated with the 2019 Plan. This information is as of February 20, 2019. As of that date, there were approximately 76,110,070 common shares outstanding:

●

Outstanding full-value awards (deferred shares, time-based restricted shares, performance-based restricted stock units, and time-based restricted stock units): 1,147,383 shares, assuming maximum payout for performance-based restricted stock units (approximately 1.5% of our outstanding common shares);

●

Outstanding stock options: 3,716,514 shares (approximately 4.9% of our outstanding common shares) (outstanding stock options have a weighted average exercise price of $38.90 and a weighted average remaining term of 6.0 years);

●	In summary, total common shares subject to outstanding awards, as described above (full-value awards and stock options): 4,863,897 shares (approximately 6.4% of our outstanding common shares);

●

Proposed common shares available for awards under the 2019 Plan: 10,000,000 shares (approximately 13.1% of our outstanding common shares – this percentage reflects the simple dilution of our shareholders that would occur if the 2019 Plan is approved); and

●

The total common shares subject to outstanding awards as of February 20, 2019 (4,863,897 shares), plus the proposed common shares available for future awards under the 2019 Plan (10,000,000 shares), represent a total overhang of 14,863,897 shares (19.5% under the 2019 Plan).

Based on the closing price on the NYSE for our common shares on February 20, 2019 of $43.51 per share, the aggregate market value as of February 20, 2019 of the new 10,000,000 common shares requested under the 2019 Plan was $435,100,000.

In determining the number of shares to request for approval under the 2019 Plan, our management team worked with WTW and the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2019 Plan.

We currently anticipate that the shares requested in connection with the approval of the 2019 Plan will last for about four to five years, based on our historic grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2019 Plan to determine the number and amount of awards to be granted under the 2019 Plan, subject to the terms of the 2019 Plan.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2019 Plan Highlights

Reasonable 2019 Plan Limits

Subject to adjustment and the applicable common share counting provisions as described in the 2019 Plan, awards under the 2019 Plan are limited to 10,000,000 shares, plus any common shares that become available under the 2019 Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of awards. These shares may be shares of original issuance or treasury shares or a combination of the two.

The 2019 Plan also provides that, subject as applicable to adjustment and the applicable common share counting provisions as described in the 2019 Plan:

●	the aggregate number of common shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 10,000,000 common shares; and

●

no non-employee Director will be granted, in any one calendar year, compensation for such service having an aggregate maximum value (measured at the date of grant as applicable and calculating the value of any awards under the 2019 Plan based on the grant date fair value for financial reporting purposes) in excess of $650,000.

Allowances for Conversion Awards and Assumed Plans

Common shares issued or transferred under awards granted under the 2019 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units, deferred shares, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2019 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2019 Plan, under circumstances further described in the 2019 Plan, but will not count against the aggregate share limit or other 2019 Plan limits described above.

Fungible Share Counting

Subject to the share counting rules in the 2019 Plan, the aggregate number of common shares available under the 2019 Plan will be reduced by (a) one common share for every one common share subject to a stock option or SAR granted under the 2019 Plan, and (b) 3.50 common shares for every one common share subject to an award other than a stock option or SAR granted under the 2019 Plan.

Limited Share Recycling Provisions

Subject to certain exceptions described in the 2019 Plan, if any award granted under the 2019 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2019 Plan. Additionally, if, after the effective date of the 2019 Plan, any common shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is canceled or forfeited, expires, is settled in cash, or is unearned, the common shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2019 Plan. Generally, the following will not be added (or added back, as applicable) to the aggregate number of common shares available under the 2019 Plan: (a) common shares used in payment of the exercise price of a stock option; (b) common shares used to satisfy tax withholding; and (c) common shares reacquired by the Company using cash proceeds from the exercise of stock options. Further, none of the common shares covered by stock-settled SARs that are exercised and settled in shares, whether or not all common shares covered by the SARs are actually issued to the participant upon exercise, will be added back to the aggregate number of shares available under the 2019 Plan. If a participant elects to give up the right to receive compensation in exchange for common shares based on fair market value, such common shares will not count against the aggregate number of shares available under the 2019 Plan.

Generally, any common share that becomes available under the 2019 Plan as a result of the recycling provisions of the 2019 Plan will be added back as (a) one common share if such common share was subject to a stock option or SAR, and (b) as 3.50 common shares if such common share was subject to an award other than a stock option or SAR.

Minimum Vesting Periods

The 2019 Plan provides that awards granted under the 2019 Plan will vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable, except that an aggregate of up to 5% of the common shares available for awards under the 2019 Plan (as may be adjusted under the adjustment provisions of the 2019 Plan) may be used for awards that do not at grant comply with the minimum vesting requirement. However, notwithstanding the minimum vesting requirement, the Compensation Committee is permitted to (a) provide for continued vesting or accelerated vesting for any award under the 2019 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service, or a change in control of the Company, or (b) exercise its discretionary vesting authority under the 2019 Plan (as described below and in the 2019 Plan) at any time following the grant of an award.

No Repricing Without Shareholder Approval

Except in connection with certain corporate transactions, changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (a) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (b) cancel outstanding “underwater” stock options or SARs (including following a participant’s voluntary surrender of “underwater” stock options or SARs) in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2019 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Exercise or Base Price Limitation

The 2019 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2019 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a common share on the date of grant.

Code Section 162(m)

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfied the requirements of Section 162(m) of the Code. This exception was repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. Currently, the Company does not anticipate that it will be able to make any future grants under the 2019 Plan that will qualify for a performance-based exception. To be clear, shareholders are not being asked to approve the 2019 Plan (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception.

Summary of Other Material Terms of the 2019 Plan

Administration

The 2019 Plan will generally be administered by our Compensation Committee (except as otherwise contemplated in the 2019 Plan) or such other body that may administer the 2019 Plan pursuant to its terms. Our Compensation Committee may delegate its authority under the 2019 Plan to a subcommittee. Any interpretation, construction and determination by our Compensation Committee of any provision of the 2019 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2019 Plan, will be final and conclusive. To the extent permitted by applicable law, our Compensation Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, our Compensation Committee may by resolution, subject to certain restrictions set forth in the 2019 Plan, authorize one or more officers of the Company to (a) designate employees to be recipients of awards under the 2019 Plan, and (b) determine the size of such awards. Our Compensation Committee is authorized to take action under the 2019 Plan subject to the express limitations contained in the 2019 Plan.

Eligibility

Participation in the 2019 Plan is available to any person who is selected by our Compensation Committee to receive benefits under the 2019 Plan and who is at that time (a) a non-employee Director of the Company, (b) an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant), (c) a consultant of the Company or a subsidiary, or (d) a person who provides services to the Company or any subsidiary that are equivalent to those typically provided by an employee. However, participants in the 2019 Plan must generally satisfy the Form S-8 definition of “employee.” As of February 20, 2019, we had approximately 17,000 employees and there were approximately 300 employees, 0 consultants, and 10 non-employee Directors of the Company expected to participate in the 2019 Plan. The basis for participation in the 2019 Plan by eligible persons is the selection of such persons by our Compensation Committee in its discretion.

Types of Awards Under the 2019 Plan

Pursuant to the 2019 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”), SARs, restricted shares, restricted stock units, deferred shares, performance shares, performance units, cash incentive awards, and certain other awards based on or related to common shares.

Generally, each grant of an award under the 2019 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by our Compensation Committee (an “Evidence of Award”), which will contain such terms and provisions as our Compensation Committee may determine, consistent with the 2019 Plan. A brief description of the types of awards which may be granted under the 2019 Plan is set forth below.

Stock Options

A stock option is a right to purchase common shares upon exercise. Stock options under the 2019 Plan may consist of either an Incentive Stock Option (subject to applicable tax-based limitations), a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. The term of a stock option may not extend more than 10 years from the date of grant. Our Compensation Committee may provide for the automatic exercise of a stock option in an Evidence of Award.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of common shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will become exercisable (subject to the 2019 Plan’s minimum vesting rules).

Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (a) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (b) by the actual or constructive transfer to the Company of common shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (c) subject to any conditions or limitations established by our Compensation Committee, by a net exercise arrangement pursuant to which the Company will withhold common shares otherwise issuable upon exercise of a stock option; (d) by a combination of the foregoing methods; or (e) by such other methods as may be approved by our Compensation Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2019 Plan may not provide for dividends or dividend equivalents.

SARs

A SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as our Compensation Committee may determine, of the spread between the base price and the value of our common shares on the date of exercise. Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will become exercisable (subject to the 2019 Plan’s minimum vesting rules). A SAR may be paid in cash, common shares or any combination of the two. The term of a SAR may not extend more than 10 years from the date of grant. Our Compensation Committee may provide for the automatic exercise of a SAR in an Evidence of Award. SARs granted under the 2019 Plan may not provide for dividends or dividend equivalents.

Restricted Shares

Restricted shares constitute an immediate transfer of the ownership of common shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by our Compensation Committee for a period of time determined by our Compensation Committee or until certain management objectives specified by our Compensation Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per common share on the date of grant. Restricted shares are subject to the 2019 Plan’s minimum vesting rules. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which will be subject to the same restrictions as the underlying restricted shares. Any such dividends or other distributions on restricted shares will be deferred until, and paid contingent upon, the vesting of such restricted shares.

Restricted Stock Units

Restricted stock units awarded under the 2019 Plan constitute an agreement by the Company to deliver common shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Compensation Committee may specify. Each grant or sale of restricted stock units may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our common shares on the date of grant. Restricted stock units are subject to the 2019 Plan’s minimum vesting rules. During the restriction period applicable to restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the common shares underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of and on the terms determined by our Compensation Committee, on a deferred and contingent basis, either in cash or in additional common shares, but dividend equivalents or other distributions on common shares under the restricted stock units will be deferred until and paid contingent upon vesting of such restricted stock units. A restricted stock unit may be paid in cash, common shares or any combination of the two.

Deferred Shares

The grant or sale of deferred shares represents an agreement to issue or transfer common shares to the participant following a deferral period in consideration of the participant’s performance of services, subject to fulfillment of conditions specified by our Compensation Committee. Each such grant or sale may be made without additional consideration from the participant or in consideration of a payment by the participant that is less than the fair market value of common shares on the date of grant. During the deferral period, the participant will have no right to transfer any rights under the award, and will have no rights of ownership in the deferred shares and no right to vote them. Our Compensation Committee may authorize the payment of dividend equivalents on the deferred shares, in cash or additional deferred shares, on a deferred and contingent basis, but dividend equivalents or other distributions on deferred shares will be deferred until and paid contingent upon the earning and vesting of such deferred shares.

Deferred shares are subject to the 2019 Plan’s minimum vesting rules. A deferred share may be paid in cash, common shares or any combination of the two.

Performance Shares, Performance Units and Cash Incentive Awards

Performance shares, performance units and cash incentive awards may also be granted to participants under the 2019 Plan. A performance share is a bookkeeping entry that records the equivalent of one common share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by our Compensation Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

These awards, when granted under the 2019 Plan, generally become payable to participants based on the achievement of specified management objectives and upon such terms and conditions as our Compensation Committee determines at the time of grant.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by our Compensation Committee (subject to the 2019 Plan’s minimum vesting rules) and within which the management objectives relating to such award are to be achieved. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional common shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

Other Awards

Subject to applicable law and applicable share limits under the 2019 Plan, our Compensation Committee may authorize the grant to any participant of common shares or such other awards that may be based on or related to common shares, as further described in the 2019 Plan (“Other Awards”). The terms and conditions of any such awards will be determined by our Compensation Committee. Common shares delivered under an award in the nature of a purchase right granted under the 2019 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, common shares, other awards, notes or other property, as our Compensation Committee determines. In addition, our Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2019 Plan. Our Compensation Committee may also authorize the grant of common shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2019 Plan or under other plans or compensatory arrangements, subject to terms determined by our Compensation Committee in a manner that complies with Section 409A of the Code.

Other Awards are subject to the 2019 Plan’s minimum vesting rules. Our Compensation Committee may provide for the payment of dividends or dividend equivalents on Other Awards in cash or in additional common shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the Other Awards with respect to which such dividends or dividend equivalents are paid.

Change in Control

The 2019 Plan includes a definition of “change in control” that will apply to awards under the 2019 Plan, unless otherwise determined by our Compensation Committee.

Management Objectives

The 2019 Plan provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the measurable performance objective or objectives established pursuant to the 2019 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by our Compensation Committee, other types of awards under the 2019 Plan, all as determined by our Compensation Committee. Additionally, if our Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, our Compensation Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as our Compensation Committee deems appropriate and equitable.

Transferability of Awards

In general, and except as otherwise provided by our Compensation Committee, and subject to the terms of the 2019 Plan, awards under the 2019 Plan will not be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2019 Plan be transferred for value. Except as otherwise determined by our Compensation Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative as described in the 2019 Plan.

Adjustments; Corporate Transactions

Our Compensation Committee will make or provide for such adjustments in: (a) if and as applicable, the number of and kind of common shares covered by, and the exercise price or base price provided under, awards granted pursuant to the 2019 Plan; (b) cash incentive awards; and (c) other award terms, as our Compensation Committee in its good faith discretion determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from certain corporate transactions and events that are described in the 2019 Plan.

Also, in the event of any such transaction or event, or in the event of a change in control of the Company, our Compensation Committee may provide in substitution for any or all outstanding awards under the 2019 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, our Compensation Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such award. Our Compensation Committee will make or provide for such adjustments to the numbers of common shares available under the 2019 Plan and the share limits of the 2019 Plan as our Compensation Committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event (subject to applicable limitations described in the 2019 Plan).

Detrimental Activity and Recapture

Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by our Compensation Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any common shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by our Compensation Committee or under Section 10D of the 1934 Act and any applicable rules and regulations promulgated by the SEC or any national securities exchange or national securities association on which the common shares may be traded.

Withholding

The 2019 Plan includes provisions governing the satisfaction of the Company’s tax and other withholding obligations with respect to awards under the 2019 Plan. Generally, absent other arrangements being made by a participant, if a participant’s benefit is to be received in the form of common shares, unless otherwise determined by our Compensation Committee, we will withhold common shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld, the participant may elect, unless otherwise determined by our Compensation Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the participant, common shares having a value equal to the amount required to be withheld or by delivering to us other common shares held by such participant. In no event will the fair market value of the common shares to be withheld and delivered pursuant to the 2019 Plan exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, (b) such additional withholding amount is authorized by our Compensation Committee, and (c) the total amount withheld does not exceed the participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of common shares acquired upon the exercise of stock options.

Effective Date of the 2019 Plan

The 2019 Plan will become effective on the date it is approved by the Company’s shareholders.

Amendment and Termination of the 2019 Plan

The Board generally may amend the 2019 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2019 Plan) must be approved by our shareholders in order to comply with applicable law or the rules of the NYSE (including as described in the 2019 Plan), or, if the common shares are not traded on the NYSE, the principal national securities exchange upon which the common shares are traded or quoted, all as determined by the Board, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2019 Plan’s prohibition on repricing and other limitations set forth in the 2019 Plan, our Compensation Committee generally may amend the terms of any award prospectively or retroactively. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2019 Plan (but notwithstanding the 2019 Plan’s minimum vesting rules), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, our Compensation Committee may in its discretion provide for continued vesting or accelerate the vesting of certain awards granted under the 2019 Plan.

The Board may, in its discretion, terminate the 2019 Plan at any time. Termination of the 2019 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2019 Plan on or after the tenth anniversary of the effective date of the 2019 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2019 Plan.

New Plan Benefits

It is not possible to determine specific amounts and types of awards that may be granted in the future under the 2019 Plan because the grant and actual settlement of awards under the 2019 Plan will be discretionary. The 2019 Plan does not mandate set benefits or amounts, and no awards have been granted under the 2019 Plan that are contingent upon shareholder approval.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2019 Plan based on federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2019 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares

The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards

No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received.

Nonqualified Stock Options

In general:

●	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

●

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

●

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options

No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If common shares are issued to the optionee pursuant to the exercise of an Incentive Stock Option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If common shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs

No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted common shares received on the exercise.

Restricted Stock Units

No income generally will be recognized upon the award of restricted stock units. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such restricted stock units), and the capital gains/loss holding period for such shares will also commence on such date.

Deferred Shares

No income generally will be recognized upon the award of deferred shares. The participant generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such deferred shares), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company or its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of common shares under the 2019 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2019 Plan by our shareholders

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal is necessary for approval of the 2019 Plan. Abstentions and broker non-votes will not be counted for determining whether this proposal is approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE TIMKEN COMPANY 2019 EQUITY AND INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 5: SHAREHOLDER PROPOSAL –

INDEPENDENT BOARD CHAIRMAN

A shareholder, whose name, address and share ownership are available upon request as described on page 78, has notified the Company of his intention to offer the following proposal for consideration of our shareholders at the 2019 Annual Meeting of Shareholders.

Shareholders request our Board of Directors to adopt as a policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

An independent board chairman would have more time and incentive to improve the independence and oversight of our Board. For instance Elizabeth Ann Harrell, a new director in 2017, had no other major company director experience.

Meanwhile 6 directors had 15- to 32-years long-tenure on our board – long-tenure which erodes director independence:

John Timken	32-years
John Luke	19-years
Jacqueline Woods	18-years
Ward Timken	16-years
Joseph Ralston	15-years
Frank Sullivan	15-years

These directors, whose independence has eroded, also had a big influence on our most important Board committees – controlling 8 of the 18 positions.

Joseph Ralston, with 15-year long-tenure, was Lead Director - inappropriate because the Lead Director position requires a higher level of director independence.

Plus we permanently have no right to elect a director by written consent since Timken is incorporated in Ohio. Written consent often obtains significant shareholder support in states other than Ohio. For instance a written consent proposal, sponsored by Ray T. Chevedden, won 54% support at AT&T.

An independent Chairman is best positioned to build up the oversight capabilities of our directors while our CEO addresses the challenging day-to-day issues facing the company. The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent.

Please vote yes:

Independent Board Chairman - Proposal 5

SHAREHOLDER PROPOSAL – INDEPENDENT BOARD CHAIRMAN

THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

After careful consideration, the Board has concluded that this proposal is not in the best interests of the Company and its shareholders. Our existing Board leadership structure and strong corporate governance practices already provide for effective and independent Board oversight. Timken’s Directors have a fiduciary duty to routinely evaluate and determine the Board’s leadership structure based on what will best serve shareholders’ interests under the circumstances, not pursuant to an inflexible policy established in advance. No single, fixed leadership model is appropriate in all circumstances. If this proposal were to be approved and implemented, it would deprive the Board of important flexibility to utilize its business judgment to determine the most effective leadership structure to serve the interests of the Company and its shareholders. Moreover, when the proponent put forth substantially the same proposal in 2014, over 73% of the votes cast by our shareholders voted against the proposal.

The Board’s current and preferred leadership structure is to separate the roles of Chairman and CEO. With limited exceptions, these roles have been separate for over 80 years. The Board considers this balance of leadership between the two positions to be a strength for the Company.

The Board recognizes the importance of having in place a structure to ensure that it functions in an appropriately independent manner. With the Board’s appointment of John M. Timken, Jr. to the role of Chairman in 2014, it already adopted a structure that is essentially the same as that requested by this proposal (without unduly depriving the Board of its flexibility). John M. Timken, Jr. meets all of the independence requirements of the NYSE listing standards, and the Board itself has determined that he has no relationships that impair his independence. The last time the Company had a non-independent Chairman, the Board utilized an independent Lead Director. Pursuant to the Board of Directors General Policies and Procedures, the Board maintains the right to appoint an independent Lead Director in the future should circumstances warrant.

The Board believes that independent oversight involves not only having an independent Board leader, but also showing a commitment to strong corporate governance, which is evidenced by the following practices:

●	The Board is comprised of a substantial majority of independent Directors (9 of 11 Director nominees are independent).

●

At each regularly scheduled Board meeting, the independent Directors have the opportunity to meet in executive session. Independent directors use these executive sessions to discuss matters of concern as well as any matter they deem appropriate, including evaluation of senior management, CEO and management succession, matters to be included on Board agendas, Board informational needs and Board effectiveness. Following these sessions, the Board’s guidance and feedback is discussed with the CEO and Chairman.

●

The Chairs – and all members – of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent Directors. These Chairs review in advance the matters to be discussed and the materials to be provided in the areas covered by their respective committee charters.

●	All Directors have full access to all members of management, other Company employees and outside advisors, so the Chairman is only one of the many sources of information for the Directors.

See page 21 for more details on the Company’s commitment to strong corporate governance.

In support of his position, the proponent makes several assertions and intimations with which we do not agree. As indicated above, a substantial majority of our Board is composed of independent Directors (as defined by the NYSE listing standards), which is also true of all standing committee members and committee Chairs. The Nominating and Corporate Governance Committee routinely reviews Board and committee composition to help ensure that there is the right balance of experience, competencies and backgrounds to fulfill oversight obligations for our shareholders. As part of that process, the Nominating and Corporate Governance Committee regularly reviews whether any vacancies are expected due to retirement, refreshment or otherwise. Our commitment to refreshment has been demonstrated with the addition of five new independent Directors since 2014. While the Nominating and Corporate Governance Committee seeks to maintain an appropriate mix of newer Directors who bring fresh perspectives, we believe that it is in the best interests of our Company and its shareholders to retain longer-tenured Directors who have deep knowledge of our global operations and long-term strategy.

The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chair of the Board would deprive the Board of valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board. In light of the substantial independent oversight of management by the Board, the Company’s strong corporate governance practices and the business success that the Board has fostered and overseen, the Board believes the standard that would be imposed under this proposal is neither productive nor in the best interests of the Company or its shareholders.

The affirmative vote of a majority of the votes cast is necessary for the approval of this proposal. Abstentions and broker non-votes will not be counted for determining whether the resolution is approved.

FOR THESE REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL.

OTHER INFORMATION

Admission to the Annual Meeting

For admission to the Annual Meeting, please bring your Notice of Annual Meeting of Shareholders (with your 11-digit control number) or a letter from your broker if your shares are held in street name.

Proxy Solicitation

The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, our officers and other employees, without extra remuneration, may solicit the return of proxies by any means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee not to exceed $17,500 plus reasonable out-of-pocket expenses.

How Proxies will be Voted

On the record date of February 20, 2019, we had 76,110,070 outstanding common shares, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than 50% of such shares shall constitute a quorum for purposes of the 2019 Annual Meeting of Shareholders.

Voting at the Meeting

Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR all of the Director nominees as indicated under Proposal No. 1, FOR Proposal No. 2, FOR Proposal No. 3, FOR Proposal No. 4, and AGAINST Proposal No. 5. The time limits established under our Amended Regulations for Non-Rule 14a-8 Proposals (as defined below) described under “Submission of Shareholder Proposals” also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority. We do not know of any matters to be brought before the 2019 Annual Meeting except as indicated in the accompanying Notice of 2019 Annual Meeting of Shareholders and this Proxy Statement. However, if any other matters properly come before the meeting for action of which we did not have notice on or prior to February 7, 2019 or that applicable law otherwise permits proxies to vote on a discretionary basis, it is intended that the proxy holders may vote or act thereon in their discretion.

You may revoke your proxy at any time before the 2019 Annual Meeting of Shareholders by a later dated proxy received by us or by giving notice to us either in writing or at the meeting.

Corporate Election Services, Inc. (“CES”) will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. Representatives of CES will serve as inspectors of election for the 2019 Annual Meeting of Shareholders. Under Ohio law, our Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” and broker non-votes will be counted for purposes of determining whether a quorum has been achieved at the 2019 Annual Meeting of Shareholders.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our executive officers and Directors, and persons who own more than ten percent of our common shares, to file reports of ownership and changes in ownership with the SEC, and to provide us with copies of such reports. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.

Based solely upon our review of the copies of such reports furnished to us, or written representations that no forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2018, by our executive officers, Directors, or ten-percent shareholders.

Submission of Shareholder Proposals

We must receive by November 23, 2019 any proposal of our shareholders intended to be presented at the 2020 Annual Meeting of Shareholders and to be included in our proxy materials related to the 2020 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the 1934 Act. Such proposals should be submitted by certified mail, return receipt requested. A shareholder submitting a proposal outside the processes of Rule 14a-8 under the 1934 Act in connection with the 2020 Annual Meeting of Shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal in accordance with Article I, Sections 12 and 14 of our Amended Regulations. In general, to be timely, a shareholder’s notice must be delivered to or received by our Secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. If the date of the 2020 Annual Meeting of Shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2019 Annual Meeting of Shareholders, then a shareholder’s notice must be delivered to our Secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2020 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of the date of the 2020 Annual Meeting of Shareholders is first made. Our proxy related to the 2020 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule

14a-8 Proposals received by us after February 7, 2020. The summaries set forth immediately above are qualified in their entirety by our Amended Regulations and Rule 14a-8.

General

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report on Form 10-K for the year ended December 31, 2018 promptly upon your written or oral request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

After April 1, 2019, we will furnish to each shareholder, upon written request and without charge, a copy of our Annual Report to Shareholders for the year ended December 31, 2018, including financial statements and schedules thereto, filed with the SEC. Requests should be addressed to Hansal N. Patel, Corporate Secretary, The Timken Company, 4500 Mt. Pleasant Street NW, North Canton, Ohio 44720. The name, address and share ownership of the person submitting the shareholder proposal on page 74, may be obtained using the contact information above or by calling 234-262-3000.

APPENDIX A

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

Reconciliation of Net Income to Adjusted Net Income, EBIT and Margin[1]	2018	2017	2016	2016 As Reported[6]	2015 As Reported[6]	2014 As Reported[6]
Net Sales	$3,580.8	$3,003.8	$2,669.8	$2,669.8	$2,872.3	$3,076.2
Net Income (Loss) Attributable to The Timken Company	302.8	203.4	140.8	152.6	(70.8)	170.8
Discontinued operations	-	-	-	-	-	(24.0)
Income from Continuing Operations	302.8	203.4	140.8	152.6	(70.8)	146.8
CDSOA income, net of expense	-	-	(59.6)	(59.6)	-	-
Pension related charges[2]	12.8	18.1	67.0	28.1	465.0	33.7
Impairment and restructuring charges[3]	7.1	13.1	28.0	28.0	15.9	136.2
Loss (gain) on divestitures and sale of real estate	0.8	(3.6)	(0.5)	(0.5)	(28.7)	(22.6)
Acquisition related charges	20.6	9.0	4.2	4.2	5.7	-
Tax Indemnification and related items	1.5	(1.0)	-	-	-	-
Health care plan modification costs	-	(0.7)	2.9	2.9	-	-
Fixed asset write-off	-	-	-	-	9.7	-
Noncontrolling interest	(1.3)	-	-	-	-	-
Provision for income taxes	(16.8)	(30.8)	(13.8)	0.5	(207.7)	(61.2)
Adjusted Net Income	$327.5	$207.5	$169.0	$156.2	$189.1	$232.9
Net income (loss) attributable to noncontrolling interest	2.7	(1.1)	0.3	0.3	2.8	2.5
Provision for income taxes (as reported)	102.6	57.6	60.5	69.2	(121.6)	54.7
Interest expense	51.7	37.1	33.5	33.5	33.4	28.7
Interest income	(2.1)	(2.9)	(1.9)	(1.9)	(2.7)	(4.4)
Less: Noncontrolling interest	(1.3)	-	-	-	-	-
Less: Provision for income taxes	(16.8)	(30.8)	(13.8)	0.5	(207.7)	(61.2)
Adjusted EBIT	$500.5	$329.0	$275.2	$256.8	$308.7	$375.6
Adjusted EBIT Margin (% of net sales)	14.0%	11.0%	10.3%	9.6%	10.7%	12.2%

Reconciliation of Diluted EPS to Adjusted EPS[1]	2018	2017	2016	2016	2015	2014
Diluted Earnings per Share (EPS) - Continuing Operations	$3.86	$2.58	$1.78	$1.92	$(0.84)	$1.61
Adjusted EPS - Continuing Operations	$4.18	$2.63	$2.13	$1.97	$2.21	$2.55
Diluted Shares	78,337,481	78,911,149	79,234,324	79,234,324	85,346,246	91,224,328

Reconciliation of Adjusted Net Operating Profit after Taxes	2018	2017	2016
Adjusted EBIT	$500.5	$329.0	$275.2
Adjusted tax rate	26.5%	30.0%	30.5%
Calculated income taxes	132.6	98.7	83.9
Adjusted net operating profit after taxes (ANOPAT)	$367.9	$230.3	$191.3

Reconciliation of Adjusted Invested Capital	2018	2017	2016
Total debt	$1,681.6	$962.3	$659.2
Total equity	1,642.7	1,474.9	1,310.9
Invested capital (Total debt + Total equity)	3,324.3	2,437.2	$1,970.1
Invested capital (two-point average)	$2,880.8	$2,203.7	$1,988.1

Calculation of Return on Adjusted Invested Capital[4]	2018	2017	2016
ANOPAT	$367.9	$230.3	$191.3
Invested capital (two-point average)	2,880.8	2,203.7	1,988.1
Return on invested capital	12.8%	10.5%	9.6%

Reconciliation of Free Cash Flow[5]	2018
Net cash provided from operating activities	$332.5
Less: capital expenditures	112.6
Free cash flow	$219.9

1Management believes consolidated earnings (loss) before interest and taxes (EBIT) is a non-GAAP measure that is useful to investors as it is representative of the Company’s performance and that it is appropriate to compare GAAP net income to consolidated EBIT. Management also believes that non-GAAP measures of adjusted EBIT, adjusted EBIT Margin, adjusted net income and adjusted diluted earnings per share are useful to investors as they are representative of the Company’s core operations and are used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.

2Pension related charges represent curtailments, professional fees associated with pension de-risking and actuarial gains and losses that resulted from the remeasurement of pension plan assets and obligations as a result of changes in assumptions. The Company recognizes actuarial gains and losses through earnings in connection with the annual remeasurement in the fourth quarter, or on an interim basis if specific events trigger a remeasurement. Pension related charges also include pension settlement charges.

3Impairment and restructuring charges, including items recorded in cost of products sold, are related to plant closures, the rationalization of certain plants and severance related to cost reduction initiatives. The Company re-assesses its operating footprint and makes adjustments as needed that result in restructuring charges. However, management believes these actions are not representative of the Company’s core operations.

4The Company uses ANOPAT/Average Invested Capital as a non-GAAP ratio that indicates return on invested capital, which is useful to investors as a measure of return on their investment.

5Management believes that free cash flow is a non-GAAP measure that is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.

62014-2016 results depicted above are as originally reported and prior to the adoption of mark-to-market accounting.

A-1

APPENDIX B

THE TIMKEN COMPANY

2019 EQUITY AND INCENTIVE COMPENSATION PLAN

1.         Purpose. The purpose of this Plan is to permit award grants to non-employee Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for service and/or performance.

2.         Definitions. As used in this Plan:

(a)         “Appreciation Right” means a right granted pursuant to Section 5 of this Plan.

(b)         “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of an Appreciation Right.

(c)         “Board” means the Board of Directors of the Company.

(d)         “Cash Incentive Award” means a cash award granted pursuant to Section 9 of this Plan.

(e)         “Change in Control” has the meaning set forth in Section 13 of this Plan.

(f)         “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, as such law and regulations may be amended from time to time.

(g)         “Committee” means the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 11 of this Plan. In addition, the Board may act on behalf of the Committee with respect to the terms of this Plan regarding any awards granted to non-employee Directors under this Plan.

(h)         “Common Shares” means the common shares, without par value, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(i)         “Company” means The Timken Company, an Ohio corporation, and its successors.

(j)         “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, Deferred Shares or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(k)         “Deferral Period” means the period of time during which Deferred Shares are subject to deferral limitations, as provided in Section 8 of this Plan.

(l)         “Deferred Shares” means an award made pursuant to Section 8 of this Plan of the right to receive Common Shares at the end of the applicable Deferral Period.

(m)         “Director” means a member of the Board.

(n)         “Effective Date” means the date this Plan is approved by the Shareholders.

(o)         “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(p)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)         “Incentive Stock Option” means an Option Right that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision.

(r)         “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(s)         “Market Value per Share” means, as of any particular date, the price per Common Share under the fair market value pricing method adopted by the Committee provided such method is in compliance with the fair market value pricing rules set forth in Section 409A of the Code, which pricing method may include (but is not limited to) (i) the closing price, opening price or average price of a Common Share as reported for the particular date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred, and (ii) if there is no regular public trading market for the Common Shares, the fair market value as determined in good faith by the Committee.

(t)         “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)         “Option Price” means the purchase price payable on exercise of an Option Right.

(v)         “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(w)         “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) a non-employee Director, (ii) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (iii) a consultant of the Company or a Subsidiary, or (iv) a person who provides services to the Company or any Subsidiary that are equivalent to those typically provided by an employee; provided, however, that no person may be selected by the Committee as a Participant unless such person satisfies the Form S-8 definition of an “employee.”

(x)         “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 9 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(y)         “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 9 of this Plan.

(z)         “Performance Unit” means a bookkeeping entry awarded pursuant to Section 9 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa)       “Plan” means this The Timken Company 2019 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(bb)       “Predecessor Plans” means The Timken Company 2011 Long-Term Incentive Plan and The Timken Company Long-Term Incentive Plan, in each case including as amended or amended and restated.

(cc)       “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd)       “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(ee)       “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ff)       “Shareholder” means an individual or entity that owns one or more Common Shares.

(gg)       “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Base Price provided for with respect to the Appreciation Right.

(hh)       “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii)       “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.         Shares Available Under this Plan.

(a)         Maximum Shares Available Under this Plan. Subject to adjustment as provided in Section 12 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available under this Plan for awards of (A) Option Rights or Appreciation Rights, (B)

Restricted Shares, (C) Restricted Stock Units, (D) Deferred Shares, (E) Performance Shares or Performance Units, (F) awards contemplated by Section 10 of this Plan, or (G) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 10,000,000 Common Shares. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(b)         Share Counting Rules.

(i)

Subject to the provisions of this Section 3(b), the aggregate number of Common Shares available under Section 3(a) of this Plan will be reduced by (A) one Common Share for every one Common Share subject to an Option Right or Appreciation Right granted under this Plan, and (B) 3.50 Common Shares for every one Common Share subject to an award other than an Option Right or Appreciation Right granted under this Plan.

(ii)

Except as provided in Section 23 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a) above.

(iii)

If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iv)

Notwithstanding anything to the contrary contained in this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a) of this Plan; (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a) of this Plan; (C) Common Shares subject to a share-settled Appreciation Right that are not actually issued in connection with the settlement of such Appreciation Right on the exercise thereof will not be added back to the aggregate number of Common Shares available under Section 3(a) of this Plan; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a) of this Plan.

(v)

Any Common Share that becomes available under this Plan under this Section 3(b) will be added back as (A) one Common Share if such Common Share was subject to an Option Right or Appreciation Right granted under this Plan or an option right or a stock appreciation right granted under a Predecessor Plan, and (B) as 3.50 Common Share(s) if such Common Share was subject to an award granted under this Plan other than an Option Right or an Appreciation Right (or was subject to an award other than an option right or a stock appreciation right granted under a Predecessor Plan).

(vi)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a) of this Plan.

(c)         Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 12 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 10,000,000 Common Shares.

(d)         Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $650,000.

(e)         Certain Vesting Requirements. Notwithstanding anything in this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan shall vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable; provided, however, that, notwithstanding the foregoing, an aggregate of up to 5% of the Common Shares available for awards under this Plan as provided for in Section 3 of this Plan, as may be adjusted under Section 12 of this Plan, may be used for awards that do not at grant comply with such minimum vesting provisions. Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (i) providing for continued vesting or accelerated vesting for any award under the Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (ii) exercising its authority under Section 19(c) at any time following the grant of an award.

4.         Option Rights. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)         Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)         Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)         Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)         To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)         Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest.

(f)         Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)         Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)         No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(i)         Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(j)         Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.         Appreciation Rights.

(a)         The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to any Participant of Appreciation Rights. An Appreciation Right will be the right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

(b)         Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)	Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(v)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)         Also, regarding Appreciation Rights:

(i)

Each grant will specify in respect of each Appreciation Right a Base Price, which (except with respect to awards under Section 23 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Appreciation Right upon such terms and conditions as established by the Committee.

6.         Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)         Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)         Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)         Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)         Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)         Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f)         Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on Restricted Shares will be deferred until, and paid contingent upon, the vesting of such Restricted Shares.

(g)         Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.         Restricted Stock Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)         Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)         Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)         During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units will be deferred until and paid contingent upon the vesting of such Restricted Stock Units.

(d)         Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(e)         Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.         Deferred Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)         Each such grant or sale will constitute the agreement by the Company to issue or transfer Common Shares to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Deferral Period as the Committee may specify.

(b)         Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)         Each such grant or sale will provide that the Deferred Shares covered by such grant or sale will be subject to a Deferral Period to be determined by the Committee on the Date of Grant or until Management Objectives are achieved.

(d)         During the Deferral Period, the Participant will have no right to transfer any rights under his or her award, will have no rights of ownership in the Deferred Shares and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Deferred Shares on a deferred and contingent basis, either in cash or in additional Deferred Shares; provided, however, that dividend equivalents or other distributions on Deferred Shares will be deferred until and paid contingent upon the earning and vesting of such Deferred Shares.

(e)         Each grant or sale of Deferred Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(f)         Each grant or sale of Deferred Shares will specify the time and manner of payment of the Deferred Shares that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

9.         Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)         Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)         The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee.

(c)         Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)         Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)         The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)         Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

10.         Other Awards.

(a)         Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 10 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)         Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10.

(c)         The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)         The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 10 on a deferred and contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 10 will be deferred until and paid contingent upon the earning and vesting of such awards.

(e)         Each grant of an award under this Section 10 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

11.         Administration of this Plan.

(a)         This Plan will be administered by the Committee. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)         The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)         To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

12.         Adjustments. The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Deferred Shares, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 10 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

13.         Change in Control. For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, “Change in Control” means the occurrence of any of the following events:

(a)         the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (i) the then-outstanding Common Shares or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c); or

(b)         individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)         consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively of the Common Shares and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Common Shares and Voting Shares of the Company, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)         approval by the Shareholders of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any award under the Plan that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such award unless such event would also constitute a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets of” the Company under Section 409A of the Code.

14.         Detrimental Activity and Recapture Provisions. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

15.         Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

16.         Transferability.

(a)         Except as otherwise determined by the Committee, and subject to compliance with Section 18(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Share, Restricted Stock Unit, Deferred Share, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 10 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)         The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

17.         Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 17 exceed the minimum amount required to be withheld, unless (i) an additional amount can be withheld and not result in adverse accounting consequences, (ii) such additional withholding amount is authorized by the Committee, and (iii) the total amount withheld does not exceed the Participant’s estimated tax obligations attributable to the applicable transaction. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

18.         Compliance with Section 409A of the Code.

(a)         To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to

Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)         Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)         If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

(d)         Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)         Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19.         Amendments.

(a)         The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 12 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)         Except in connection with a corporate transaction or event described in Section 12 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding

Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 19(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 19(b) may not be amended without approval by the Shareholders.

(c)         If permitted by Section 409A of the Code, but subject to the paragraph that follows, notwithstanding the Plan’s minimum vesting requirements, and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 10 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 16(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time when such Deferral Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)         Subject to Section 19(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 12 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

20.         Governing Law. This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

21.         Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue unaffected following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable.

22.         Miscellaneous Provisions.

(a)         The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)         This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)         Except with respect to Section 22(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)         No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)         Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)         No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

(g)         The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)         Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)         If any provision of this Plan is or becomes invalid or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect. Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

23.         Share-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)         Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted shares, restricted stock units, deferred shares or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)         In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)         Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 23(a) or 23(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 23(a) or 23(b) of this Plan, will be added to the aggregate limit contained in Section 3(a) of this Plan.

c/o Corporate Election Services P. O. Box 3230 Pittsburgh, PA 15230	V O T E B Y T E L E P H O N E

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

V O T E B Y I N T E R N E T

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

V O T E B Y M A I L

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do NOT send your proxy by mail.

Proxy must be signed and dated below.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints John M. Timken, Jr.; Richard G. Kyle; and Hansal N. Patel; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 4500 Mount Pleasant Street NW, North Canton, Ohio 44720, on May 10, 2019, at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ employee share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2019 at 10:00 a.m. The Timken Company 4500 Mount Pleasant Street NW North Canton, OH 44720-5450 Telephone: (234) 262-3000

Parking:    Shareholders attending the meeting may park in the visitor lot in front of the Corporate Office building.

Note:   If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 234-262-3000.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet you will receive notification that will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

    Please fold and detach card at perforation before mailing.

THE TIMKEN COMPANY	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.

1.	Election of Directors to serve for a term of one year:

Nominees:	(01)	Maria A. Crowe	(02)	Elizabeth A. Harrell	(03)	Richard G. Kyle	(04)	John A. Luke, Jr.

	(05)	Christopher L. Mapes	(06)	James F. Palmer	(07)	Ajita G. Rajendra	(08)	Frank C. Sullivan

	(09)	John M. Timken, Jr.	(10)	Ward J. Timken, Jr.	(11)	Jacqueline F. Woods

	❑	FOR all nominees listed above ❑ WITHHOLD AUTHORITY to vote for all nominees listed above

	To withhold authority to vote for individual Nominee(s), write the name(s) or number(s) on the line below:

2.	Approval, on an advisory basis, of our named executive officer compensation.

❑ FOR	❑	AGAINST	❑	ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2019.

❑ FOR	❑	AGAINST	❑	ABSTAIN

4.	Approval of The Timken Company 2019 Equity and Incentive Compensation Plan.

❑ FOR	❑	AGAINST	❑	ABSTAIN

The Board of Directors recommends a vote AGAINST proposal 5.

5.	A shareholder proposal asking our Board of Directors to adopt a policy, or otherwise take the steps necessary, to require that the Chair of the Board of Directors be independent.

❑ FOR	❑	AGAINST	❑	ABSTAIN

❑	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.